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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-58044

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this prospectus supplement and accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Subject to Completion, dated November 4, 2004

Prospectus Supplement
To Prospectus dated May 9, 2001

Citizens Communications Company
$400,000,000
    % Senior Notes due 2013

Interest Payable January 15 and July 15
Issue Price:

The notes will mature on January 15, 2013. Interest will accrue from                           , 2004, and the first interest payment date will be July 15, 2005.

We may redeem the notes in whole or in part at any time prior to their maturity at the "make-whole" redemption price described in this prospectus supplement.

The notes will be unsecured obligations of Citizens and will rank equally with Citizens' other unsecured, unsubordinated indebtedness. However, we are a holding company and the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

See "Risk Factors" beginning on page S-6 of this prospectus supplement and on page 4 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount	Proceeds, before expenses to Citizens

Per Note	%	%	%
Total	$	$	$

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company on or about                           , 2004.

Joint book-running managers
JPMorgan	Morgan Stanley	Banc of America Securities LLC

Co-managers
RBS Greenwich Capital	Deutsche Bank Securities	UBS Investment Bank

                        , 2004

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front covers of these documents or earlier dates specified therein.

Prospectus Supplement

Prospectus

	Page		Page
About This Prospectus	3	Description of Warrants	37
Risk Factors	4	Description of Depositary Shares	39
Forward-Looking Statements	9	Description of Trust Preferred Securities	42
Use of Proceeds	10	Description of Guarantee	43
Ratio of Earnings to Fixed Charges	10	Plan of Distribution	46
Citizens Communications Company	11	Where You Can Find More Information	48
Citizens Communications Capital Trust I	25	Incorporation of Documents by
Accounting Treatment	25	Reference	48
Selling Stockholder	26	Legal Matters	49
Description of Debt Securities	27	Experts	49
Description of Capital Stock	35

SUMMARY

This summary highlights only selected information from, or incorporated by reference in, this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To better understand this offering, you should read this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference. In this prospectus supplement and the accompanying prospectus, unless the context requires otherwise or as otherwise indicated, "we," "us" and "our" refer to Citizens Communications Company and its subsidiaries; "Citizens" refers to Citizens Communications Company and does not include its subsidiaries.

Citizens Communications Company

We are a telecommunications company providing wireline communications services to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. We offer ILEC services under the "Frontier" name. In addition, we provide competitive local exchange carrier, or CLEC, services to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, LLC, or ELI, our wholly owned subsidiary. On April 1, 2004, we announced the completion of the sale of our Vermont Electric Division. With that transaction, we completed the divestiture of our public utilities services segments pursuant to plans announced in 1999.

In 2003, revenue from our ILEC operations was $2,040.9 million, revenue from our CLEC operations was $165.4 million and revenue from our public utility operations was $238.6 million. Approximately $205.0 million of the 2003 revenue from our public utility operations relates to businesses that were sold during 2003. For the nine months ended September 30, 2004, our ILEC revenue was $1,520.9 million, our CLEC revenue was $117.3 million and our public utility revenue was $9.7 million.

Our ILEC business has been experiencing declining access lines, switched access minutes of use, and revenues because of economic conditions, unemployment levels, increasing competition, changing consumer behavior (such as wireless displacement of wireline use, email use, instant messaging and increasing use of voice over internet protocol), technology changes and regulatory constraints. These factors are likely to cause our local network service, switched network access, long distance and subsidy revenues to continue to decline. One of the ways we are responding to actual and potential competition is by bundling services and products and offering them for a single price, which results in lower pricing than purchasing the services separately. Revenues from data services such as DSL continue to increase as a percentage of our total revenues and revenues from high-margin services such as local line and access charges and subsidies are decreasing as a percentage of our total revenues. These factors, along with increasing operating costs, may cause our profitability to decrease. In addition, costs we will incur during the remainder of 2004 to convert the billing system for some of our access lines will affect our profitability during 2004.

The telecommunications industry in general, and the CLEC sector in particular, are undergoing significant changes and difficulties. The market for internet access, long distance, long-haul and related services in the United States is extremely competitive, with substantial overcapacity in the market, resulting in lower prices. Demand and pricing for CLEC services have decreased substantially, particularly for long-haul services. These trends are likely to continue. These factors result in a challenging environment with respect to revenues. These factors could also result in more bankruptcies in the sector and thereby affect our ability to collect money owed to us by bankrupt carriers. In addition, new and enhanced internet services are constantly under development in the market and we expect additional innovation in this market by a range of competitors. Several interexchange carriers have filed for bankruptcy protection, which will allow them to substantially reduce their cost structure and debt. This could enable such companies to further reduce prices and increase competition.

Our principal executive offices are located at 3 High Ridge Park, Stamford, Connecticut 06905 and our telephone number is (203) 614-5600.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of Notes" and the section of the accompanying prospectus entitled "Description of Debt Securities." For purposes of the description of notes included in this prospectus supplement, references to "Citizens," "we," "our" and "us" refer only to Citizens Communications Company and do not include its subsidiaries.

Issuer	Citizens Communications Company. None of Citizens' subsidiaries are, directly or indirectly, liable for principal of, or premium or interest on, the notes.
Securities	$400,000,000 aggregate principal amount of % senior notes due 2013.
Maturity date	January 15, 2013.
Interest payment dates	January 15 and July 15 of each year, commencing July 15, 2005.
Redemption
The notes will be redeemable at Citizens' option in whole or in part at any time at the make-whole redemption price described in this prospectus supplement. See "Description of Notes—Optional Redemption."
Repurchase upon a change of control

If Citizens experiences a specified change of control, a holder will have the right, subject to certain conditions and restrictions, to require Citizens to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.
Ranking	The notes will be senior unsecured obligations of Citizens and will rank:
• equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of Citizens;
• effectively junior to all senior secured indebtedness of Citizens to the extent of the assets securing such indebtedness;
• effectively junior to all indebtedness and other liabilities and commitments of Citizens' subsidiaries (including trade payables and capital lease obligations); and
• senior in right of payment to all future subordinated indebtedness, if any, of Citizens.

As of September 30, 2004, Citizens and its subsidiaries had approximately $4,331.2 million of indebtedness (including $4.4 million of capitalized lease obligations) outstanding. Of the debt outstanding as of September 30, 2004, the notes would have ranked effectively junior to:

	•	approximately $33.8 million of senior secured indebtedness to the extent of the assets securing such indebtedness (all of which is at Citizens' subsidiaries); and
	•	approximately $683.7 million of liabilities of Citizens' subsidiaries (including indebtedness of $69.7 million).
Certain covenants	The indenture governing the notes contains certain covenants that limit the ability of Citizens and its subsidiaries to:
	•	incur indebtedness at Citizens' subsidiaries;
	•	create liens; and
	•	merge or consolidate with other companies.

These covenants are subject to important exceptions and qualifications. In addition, Citizens and its subsidiaries will not be subject to certain of the covenants, including any limitation on indebtedness of subsidiaries, at any time after the notes achieve investment grade ratings by S&P and Moody's. See "Description of Notes—Covenants—Termination of Certain Covenants."
Use of proceeds	Citizens intends to use the net proceeds from this offering to retire debt maturing in 2006. See "Use of Proceeds."
Risk factors
See "Risk Factors" beginning on page S-6 of this prospectus supplement and on page 4 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

In considering whether to purchase any of the notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below and in "Forward-Looking Statements" and read the risks and uncertainties related to "forward-looking statements" as set forth in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2004. These risk factors and such risks and uncertainties supplement the statements in the accompanying prospectus under "Risk Factors."

The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

Risks Relating to the Notes

We have substantial existing indebtedness that could adversely affect our cash flow, limit our flexibility to raise additional capital and prevent us from fulfilling our obligations, including payments under the notes.

As of September 30, 2004, Citizens and its subsidiaries had approximately $4,331.2 million of indebtedness (including $4.4 million of capitalized lease obligations), $6.4 million of which was classified as current. In addition, Citizens has a new five-year $250 million revolving credit facility, none of which is drawn.

Our operating income relative to our level of indebtedness and interest expense could restrict our operations and have other important consequences to you. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our strategy and other general corporate requirements;

  •
  make it more difficult for us to satisfy our obligations under the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

  •
  limit our flexibility in planning for, or reacting to, changes in our business; and

  •
  limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

The terms of the indenture governing the notes will not restrict the ability of Citizens to incur unsecured debt. The terms of the indenture governing the notes and our other financing agreements will also allow our subsidiaries to incur substantial amounts of additional debt. Such debt could mature prior to the notes and would increase the risks associated with our substantial leverage.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned distributions and capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our debt agreements, including the indenture governing the notes and other agreements we may enter into in the future. On a consolidated basis, we had interest expense of approximately $286.3 million and $422.7 million for the nine months ended September 30, 2004 and for the year ended December 31, 2003, respectively. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, or to fund our working capital and other liquidity needs, including our announced quarterly dividends.

If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

  •
  reducing or eliminating our dividend;

  •
  sales of assets;

  •
  sales of equity; and/or

  •
  negotiations with our lenders to restructure the applicable debt.

The indenture governing the notes and other debt agreements may restrict, or market or business conditions may limit, our ability to do some of these things.

We are a holding company and, as a result, rely on the receipt of funds from our subsidiaries in order to meet our cash needs and service our indebtedness, including the notes.

We are a holding company and our principal assets consist of the shares of capital stock or other equity instruments of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations, including those arising under the notes offered hereby, and meet our cash needs. Our subsidiaries are not obligated to make funds available for payment of the notes. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us in order to allow us to make payments on the notes. In addition, the payment of these dividends, distributions and other payments from our subsidiaries to us may be subject to regulatory or contractual restrictions. Some state regulators, including New York and Illinois, have recently considered imposing on regulated companies, including us, cash management practices that could limit the ability of such regulated companies to transfer cash between subsidiaries or to the parent company. While none of the existing state regulations materially affect our cash management, any changes to the existing regulations or imposition of new regulations may materially adversely affect our ability to transfer cash within our consolidated companies.

You will not have any claim as a creditor against our subsidiaries. Accordingly, all obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise. As of September 30, 2004, Citizens' subsidiaries had approximately $683.7 million of liabilities. The indenture governing the notes will permit our subsidiaries to incur substantial amounts of additional debt. See "Description of Notes." In addition, holders of the notes will not have the right to accelerate the indebtedness represented by the notes in the event of (1) a default by Citizens or any of its subsidiaries under any other indebtedness of Citizens or such subsidiaries, including under our credit facilities, or (2) bankruptcy or similar event affecting any of our subsidiaries.

Our credit ratings have been recently downgraded and could be downgraded further in the future. Such a downgrading could adversely affect our ability to raise capital and the market price of the notes.

On July 12, 2004, Moody's Investors Service, Inc. ("Moody's") announced that it had lowered its rating of our senior unsecured debt from Baa3 to Ba3. Moody's rating outlook remains negative. On July 12, 2004, Fitch, Inc. ("Fitch") downgraded its rating of our senior unsecured debt from BBB to BB. On July 21, 2004, Standard & Poor's Rating Services ("S&P") announced that it had lowered its corporate credit rating of Citizens Communications from BBB to BB+. S&P's outlook is negative. Our credit rating was downgraded in part because of our decision to pay a special dividend of $2 per common share and a regular quarterly dividend of $0.25 per common share.

We cannot assure you that Moody's, Fitch and S&P will not further downgrade our credit ratings in the future. If any credit rating is further downgraded, it could increase our cost of capital and make our efforts to raise capital more difficult. In addition, any such downgrading could adversely affect the market price of the notes. These ratings are not recommendations to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating organization and should be evaluated independently of any other rating.

The notes are unsecured and will effectively be subordinated to any secured indebtedness.

The notes are unsecured and therefore will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding, the assets that serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes.

The agreements governing our debt, including the notes and our new revolving credit facility, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

  •
  incur indebtedness at our subsidiaries;

  •
  create liens; and

  •
  merge or consolidate with other companies.

In addition, our new revolving credit facility will, and future indebtedness may, require us to comply with specified covenants, including financial ratios. These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

If an active trading market does not develop for the notes, you may be unable to sell the notes or to sell them at a price you deem sufficient.

The notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. In addition, the liquidity of any trading market for the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects of telecommunications companies generally. We cannot give you any assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their notes; or

  •
  the price at which holders would be able to sell their notes.

Even if a trading market develops, the notes may trade at higher or lower prices than their principal amount or purchase price depending on many factors including:

  •
  prevailing interest rates;

  •
  the number of holders of the notes;

  •
  the interest of securities dealers in making a market for the notes;

  •
  the market for similar notes; and

  •
  our financial performance.

In addition, we understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so and may discontinue making a market in the notes at any time without notice. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them.

We may not have sufficient funds to repurchase the notes upon a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes and will be required to obtain third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. In addition, the occurrence of certain change of control events may constitute an event of default under the terms of our new revolving credit facility. Such an event of default would entitle the lenders under our new revolving credit facility to, among other things, cause all outstanding debt thereunder to become due and payable. See "Description of Notes—Repurchase of Notes upon a Change of Control."

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference in this prospectus supplement or the accompanying prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These statements may include words such as "may," "believe," "expect," "intend," "anticipate," "estimate," and similar expressions, which are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions, estimates or statements of current plans, which we review continuously. Our actual results may differ materially from those anticipated in these forward-looking statements due to, but not limited to, and our future results may be materially affected by, any of the following possibilities:

  •
  Changes in the number of our access lines;

  •
  The effects of competition from wireless, other wireline carriers (through Unbundled Network Elements (UNE), Unbundled Network Elements Platform (UNEP), voice over internet protocol (VOIP) or otherwise), high speed cable modems and cable telephony;

  •
  The effects of general and local economic and employment conditions on our revenues;

  •
  Our ability to effectively manage and otherwise monitor our operations, costs, regulatory compliance and service quality;

  •
  Our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers, and our ability to sell enhanced and data services in order to offset declines in highly profitable revenue from local services, access services and subsidies;

  •
  Our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to assess its internal control systems and disclose whether the internal control systems are effective and the identification of any material weaknesses in our internal control over financial reporting;

  •
  The effects of changes in regulation in the telecommunications industry as a result of the Telecommunications Act of 1996 and other federal and state legislation and regulation, including potential changes in access charges and subsidy payments, regulatory network upgrade and reliability and portability requirements;

  •
  Our ability to successfully renegotiate certain ILEC state regulatory plans as they expire or come up for renewal from time to time;

  •
  Our ability to manage our operating expenses and capital expenditures, pay dividends and reduce or refinance our debt;

  •
  The effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis;

  •
  The effects of bankruptcies in the telecommunications industry, which could result in more price competition and potential bad debts;

  •
  The effects of technological changes on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks;

  •
  The effects of increased medical expenses and related funding requirements;

  •
  The effect of changes in the telecommunications market, including the likelihood of significantly increased price and service competition;

  •
  Our ability to successfully convert the billing system for approximately 770,000 of our access lines on a timely basis and within our expected amount for 2004 of $18.0—$20.0 million (a portion of which is expected to be capitalized and amortized) and, beginning in 2005, to achieve our expected cost savings from conversion;

  •
  The effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to us;

  •
  Our ability to successfully renegotiate expiring union contracts covering approximately 140 employees that are scheduled to expire during the remainder of 2004;

  •
  Our ability to pay $1 per common share dividend annually may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements and cash taxes, and our liquidity;

  •
  The effects of any future liabilities or compliance costs in connection with environmental and worker health and safety matters;

  •
  The effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes, including those described in this prospectus supplement or the documents incorporated by reference herein; and

  •
  The effects of more general factors, including changes in economic conditions; changes in the capital markets; changes in industry conditions; changes in our credit ratings; and changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus supplement. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the statements in those sections.

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $391.6 million after deducting discounts and commissions and estimated offering expense payable by us. We intend to use the net proceeds from this offering to retire debt maturing in 2006. We have maturing in 2006 $927.8 million of debt, including $52 million of 6 3/4% senior notes, $175 million of 7.60% senior notes and $700 million of 8 1/2% senior notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges. Earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest charges and an amount representing the interest factor included in rentals (generally assumed to be one-third) and preference security dividend requirements.

	Year ended December 31,
						Nine months ended September 30, 2004
	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	2.22x	—	—	—	1.42x	1.21x

For the years ended December 31, 2000, 2001 and 2002, our earnings were insufficient to cover our fixed charges by $78.2 million, $101.4 million and $1.25 million, respectively.

DESCRIPTION OF NOTES

Citizens Communications Company will issue the notes under an indenture dated as of May 23, 2001, as supplemented by a supplemental indenture relating to the notes (as supplemented, the "indenture"), between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. The notes will constitute debt securities as described in the accompanying prospectus. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. A copy of the indenture is available for inspection at the office of the trustee.

The following description is a summary of the terms of the notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain a summary of certain terms of the notes and the indenture, but do not purport to be complete and are qualified by reference to the indenture. In this section, "we," "our," "us" and "Citizens" refer only to Citizens Communications Company and not to any of its subsidiaries.

General

We will issue the notes initially with a maximum aggregate principal amount of $400 million. The notes will be issued in denominations of $1,000 and multiples of $1,000. The notes will constitute a separate series of notes under the indenture and references herein to the notes refer only to the notes offered hereby and not to any other class or series of notes issued under the indenture. We may, without the consent of the holders of notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

The notes will mature on January 15, 2013 and will bear interest at a rate of    % per annum. Interest will be payable on January 15 and July 15 of each year, commencing July 15, 2005, to the persons in whose names the notes are registered on the preceding January 1 and July 1, respectively. Interest on the notes will accrue from the date of issuance and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will pay principal and interest on the notes, register the transfer of the notes and exchange the notes at our office or agency maintained for that purpose, which initially will be the corporate trust office of the trustee located at 450 W. 33rd Street, New York, New York 10001, Attention: Institutional Trust Services. So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to Cede & Co, the nominee of the depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

The notes will be our senior unsecured obligations and will rank equal in right of payment to our unsecured, unsubordinated obligations. The notes will be effectively junior to all of our senior secured indebtedness to the extent of the assets securing such indebtedness and all indebtedness and other liabilities and commitments of our subsidiaries (including trade payables and capital lease obligations). As of September 30, 2004, Citizens and its subsidiaries had approximately $4,331.2 million of indebtedness (including $4.4 million of capitalized lease obligations) and Citizens' subsidiaries had approximately $683.7 million of liabilities (including indebtedness of $69.7 million).

The notes are not subject to a sinking fund.

Optional Redemption

The notes are redeemable at Citizens' election, in whole or in part, at any time at a redemption price equal to the greater of:

    (1)   100% of the principal amount of the notes to be redeemed then outstanding; and

    (2)   as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the notes to be redeemed.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such record date.

Citizens will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the securities to be redeemed.

Unless Citizens defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed, selection of the notes for redemption will be made by the trustee:

    (1)   if the notes are listed on any principal national securities exchange, in compliance with the requirements such principal national securities exchange; or

    (2)   if the notes are not so listed, on a pro rata basis (subject to the procedures of the Depository Trust Company) or, to the extent a pro rata basis is not permitted, in such manner as the trustee shall deem to be fair and appropriate.

However, no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

Repurchase of Notes Upon a Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Citizens to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Citizens will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes to the applicable date of repurchase. Within 30 days following any Change of Control, if Citizens had not, prior to the Change of Control, sent a redemption notice for all the notes in connection with an optional redemption permitted by the indenture, Citizens will mail a notice to each registered holder briefly describing the transaction or transactions that constitute a Change of Control and offering to repurchase notes on the date specified in such notice (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice.

Citizens will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Citizens will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Citizens will, to the extent lawful:

    (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

    (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Citizens.

The paying agent will promptly mail to each registered holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

Except as described above, the provisions described above that require Citizens to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Citizens repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Citizens will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Citizens and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditional upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

There can be no assurance that Citizens will have sufficient funds available at the time of any Change of Control, and consummate a Change of Control Offer for all notes then outstanding, at a purchase price for 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date.

Covenants

Limitation on Subsidiary Indebtedness

Citizens will not permit any of its Subsidiaries to Incur any Indebtedness, other than

    (A)  Indebtedness of any Subsidiary of Citizens consisting of (i) Guarantees by such Subsidiary of Indebtedness of Citizens under Credit Facilities or (ii) Liens granted by such Subsidiary to secure such Guarantee or such Indebtedness of Citizens, in an aggregate principal amount (without duplication), when taken together with the aggregate principal amount of Indebtedness secured by Liens on the property or assets (which includes capital stock) of Citizens and its Subsidiaries Incurred pursuant to the second sentence and clause (1) of the first paragraph of "—Limitation on Liens" covenant below, not to exceed the Permitted Amount at the time of Incurrence of such Guarantee or Lien;

    (B)   Indebtedness of any Designated Subsidiary or any Subsidiary of such Designated Subsidiary; provided that, with respect to this clause (B) only, no portion of such Indebtedness is recourse to Citizens or any of its other Subsidiaries;

    (C)   Acquired Indebtedness;

    (D)  Indebtedness existing on the Issue Date of any Subsidiary of Citizens;

    (E)   Indebtedness of any Subsidiary of Citizens issued in exchange for, or the net proceeds of which are used or will be used to extend, refinance, renew, replace, defease or refund, other Indebtedness that was permitted by the indenture to be Incurred under clause (C) or (D) of this paragraph; or

    (F)   Indebtedness in an aggregate principal amount, at any time outstanding, not to exceed $100 million.

The maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Subsidiary Indebtedness" covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitations on Liens

Under the indenture, Citizens will not, and will not permit any of its Subsidiaries to, allow any Lien on any of Citizens' or its Subsidiaries' property or assets (which includes capital stock) securing Indebtedness, unless the Lien secures the notes equally and ratably with, or prior to, any other Indebtedness secured by such Lien, so long as such other Indebtedness is so secured, subject to certain exceptions described below. The indenture excepts from this limitation secured debt which Citizens or its Subsidiaries may issue, assume, guarantee or permit to exist up to 10% of the value of the consolidated total assets of Citizens as shown on, or computed from, the most recent quarterly or annual balance sheet filed by Citizens with the SEC or provided to the trustee. In addition, this restriction will not take into account or apply to:

    (1)   Liens securing indebtedness and other obligations under any senior bank financing of Citizens or any of its Subsidiaries, including guarantees of indebtedness and other obligations under such senior bank financings, in an amount of up to 20% of the sum of the total consolidated current assets and net property, plant and equipment of Citizens as shown on, or computed from, the most recent quarterly or annual balance sheet filed by Citizens with the SEC or provided to the trustee;

    (2)   Liens existing on the Issue Date;

    (3)   Liens on property that exist when Citizens acquires the property that secure payment of the purchase price of the property;

    (4)   Liens securing debt that any Subsidiary of Citizens owes to Citizens or to any other Subsidiary of Citizens;

    (5)   Liens on property, shares of stock or indebtedness of any entity that exists when (a) it becomes a Subsidiary of Citizens, (b) it is merged into or consolidated with Citizens or any of its Subsidiaries, or (c) Citizens or any of its Subsidiaries acquires all or substantially all of the assets of the entity, provided that no such Lien extends to any other property of Citizens or any of its Subsidiaries;

    (6)   Liens on property to secure debt incurred for development or improvement of the property;

    (7)   Liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

    (8)   Liens securing purchase money Indebtedness or Capital Lease Obligations, provided that (a) any such Lien attaches to the property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the property so acquired;

    (9)   Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against Citizens' access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by Citizens to provide collateral to the depository institution;

    (10) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation;

    (11) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

    (12) Liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' Liens and Liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

    (13) Liens on personal property (other than shares or debt of Citizens' Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program;

    (14) Liens securing financings in amounts up to the value of assets, businesses and properties acquired after the Issue Date; or any Lien upon any property to secure all or part of the cost of construction thereof or to secure debt incurred prior to, at the time of, or within twelve months after completion of such construction or the commencement of full operations thereof (whichever is later), to provide funds for such purpose; or

    (15) extensions, renewals or replacement of any of the Liens described above, if limited to all or any part of the same property securing the original Lien.

Notwithstanding the foregoing, Citizens will not, and will not permit any of its Subsidiaries to, Incur Liens securing Indebtedness or other obligations pursuant to the second sentence or clause (1) of the first paragraph above, unless, after giving effect to the Incurrence of such Liens, the aggregate amount (without duplication) of (a) the Indebtedness and other obligations secured by Liens on the property or assets (which includes capital stock) of Citizens and its Subsidiaries Incurred pursuant to the second sentence and clause (1) of the first paragraph above plus (b) the Indebtedness of Citizens' Subsidiaries Incurred pursuant to clause (A) of the first paragraph of "—Limitation on Subsidiary Indebtedness" covenant above shall not exceed the Permitted Amount at the time of the Incurrence of such Liens.

Merger, Consolidation and Sale of Assets

The indenture provides that Citizens may not consolidate or merge with or into, or sell, lease or convey all or substantially all of its assets in any one transaction or series of transactions to any other corporation, unless:

    (1)   the resulting, surviving or transferee corporation (the "successor") is either Citizens or is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of Citizens' obligations under the indenture and the notes; and

    (2)   immediately after giving effect to the transaction no Event of Default or event which with notice or lapse of time would be an Event of Default has occurred and is continuing.

The successor will be substituted for Citizens in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of Citizens under the indenture.

Termination of Certain Covenants

In the event that the notes receive a rating equal to or greater than BBB- by S&P and Baa3 by Moody's (with a stable or better outlook in the case of a rating equal to BBB- by S&P and Baa3 by Moody's) (each such rating, an "Investment Grade Rating"), and notwithstanding that the notes may later cease to have an Investment Grade Rating from either S&P or Moody's or both, Citizens and its Subsidiaries will be released from their obligations to comply with provisions of the indenture described under the following captions:

    (1)   "—Repurchase of Notes upon a Change of Control"; and

    (2)   "—Limitation on Subsidiary Indebtedness".

Events of Default

The term "Event of Default" means any of the following:

    (1)   failure to pay interest for 60 days after the date payment is due and payable;

    (2)   failure to pay principal or premium, if any, on any note when due, at maturity, upon any redemption, by declaration or otherwise;

    (3)   failure to perform other covenants for 90 days after notice that performance was required; or

    (4)   events in bankruptcy, insolvency or reorganization of Citizens.

For consequences of the Events of Default, see "Description of Debt Securities—Events of Default" in the accompanying prospectus.

Discharge, Defeasance, and Covenant Defeasance

Citizens may elect either:

    (1)   to defease and be discharged from any and all obligations with respect to the notes; or

    (2)   to be released from its obligations described above under "—Repurchase of Notes upon a Change of Control," "—Limitation on Subsidiary Indebtedness," "—Limitations on Liens" and "—Merger, Consolidation and Sale of Assets" with respect to the notes, only:

        (A)  upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any and interest on the notes on the Stated Maturity of the payments in accordance with the terms of the indenture and the notes;

        (B)   upon delivery to the trustee by Citizens of an opinion of counsel to the effect that the deposit and related defeasance or release will not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes;

        (C)   at the time of defeasance or release no Event of Default will have happened or be continuing; and

        (D)  if certain other conditions are satisfied.

Book-entry, delivery and form

The notes initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, the Depository Trust Company, or DTC, or any successor thereto and registered in the name of Cede & Co., DTC's nominee.

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports that we or the trustee delivers pursuant to the indenture. Accordingly, each person owning a beneficial interest in the notes must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated form:

    (1)   you will not be entitled to receive physical delivery of a certificate representing your interest in the notes;

    (2)   all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

    (3)   all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, as amended, the "Exchange Act." DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

If you intend to purchase any of the notes in the manner provided by this prospectus supplement, you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of the notes, who we refer to as a "beneficial owner," is in turn to be received on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will make any payments on the notes to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. The applicable trustee or we will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an Event of Default has occurred and is continuing, we will issue notes in certificated form in exchange for global securities. In addition, beneficial interests in a global security may be exchanged for a certificated note upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy. Neither we nor the trustee will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

    (1)   the accuracy of the records of DTC, its nominee or any participant, any ownership interest in the notes, or

    (2)   any payments to, or the providing of notice, to participants or beneficial owners.

Certain Definitions

"Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of Citizens or Indebtedness of a Subsidiary of Citizens assumed in connection with an Asset Acquisition by such Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Subsidiary or such Asset Acquisition.

"Adjusted Treasury Rate" means, with respect to any redemption date:

    (1)   the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

    (2)   if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

"Asset Acquisition" means (1) an investment by Citizens or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with Citizens or any of its Subsidiaries; or (2) an acquisition by Citizens or any of its Subsidiaries of the property and assets of any Person other than Citizens or any of its Subsidiaries that constitute substantially all of a division, operating unit or line of business of such Person.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" as such term is used in Section 13(d)(3) of the Exchange Act, such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

"Board of Directors" means either the Board of Directors of Citizens or any committee of such Board duly authorized to act on its behalf.

"Board Resolution" means one or more resolutions, certified by the secretary or an assistant secretary of Citizens to have been duly adopted or consented to by the Board of Directors and to be in full force and effect, and delivered to the trustee.

"Business Day" means a day that (a) in the Place of Payment (or in any of the Places of Payment, if more than one) in which amounts are payable and (b) in the city in which the Corporate Trust Office is located, is not a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation to close.

"Capital Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of Indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

"Capital Stock" means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated) of or in such entity's Common Stock or other equity interests, and options, rights or warrants to purchase such Common Stock or other equity interests, whether now outstanding or issued after the Issue Date.

"Change of Control" means the occurrence of any of the following:

    (1)   the adoption of a plan relating to the liquidation or dissolution of Citizens;

    (2)   any "person," as such term is used in Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of Citizens; provided that a transaction in which Citizens becomes a Subsidiary of another Person shall not constitute a Change of Control if (a) the stockholders of Citizens immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom Citizens is then a

    Subsidiary and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of Citizens; or

    (3)   the first day on which a majority of the members of the Board of Directors of Citizens are not Continuing Directors.

"Commodity Agreement" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

"Common Stock" means:

    (1)   in the case of a corporation, corporate stock;

    (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes ("Remaining Life").

"Comparable Treasury Price" means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations the average of all such quotations.

"Continuing Director" means, as of any date of determination, any member of the Board of Directors of Citizens who:

    (1)   was a member of such Board of Directors on the Issue Date; or

    (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Corporate Trust Office" means the office of the trustee at which the trust created by the indenture shall, at any particular time, be principally administered, which office is, at the date as of which the indenture is dated, located at 450 W. 33rd Street, New York, New York 10001.

"Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other lenders, including the Rural Telephone Finance Cooperative, providing for revolving credit loans, term loans, receivables financings, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, letters of credit or other borrowings, including capital markets debt, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Designated Subsidiary" means any Subsidiary of Citizens (a) the Capital Stock of which Citizens intends to distribute to its shareholders or (b) the assets or Capital Stock of which Citizens intends to sell or otherwise dispose of to any Person other than Citizens or any of its Subsidiaries, in each case, as evidenced by a Board Resolution.

"Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

"Fair Market Value" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination, unless otherwise specified, shall be conclusive if evidenced by a Board Resolution.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and the application of the proceeds therefrom, including any costs or expenses and the write-off of any debt issuance costs in connection therewith, and (2) except as otherwise provided, the amortization of any amounts required or permitted by Statement of Financial Accounting Standards Nos. 141 and 142.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and (2) neither the accrual of interest nor the accretion or amortization of original issue discount nor the payment of interest or dividend in the form of additional Indebtedness shall be considered an Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person at any date of determination (without duplication):

    (1)   all indebtedness of such Person for borrowed money;

    (2)   all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3)   all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

    (4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

    (5)   all Capitalized Lease Obligations of such Person;

    (6)   all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

    (7)   all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

    (8)   to the extent not otherwise included in this definition, obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements, except for Interest Rate Agreements, Commodity Agreements and Currency Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk; and

    (9)   all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

    (A)  that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

    (B)   that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest; and

    (C)   that Indebtedness shall not include:

        (I)    any liability for federal, state, local or other taxes;

        (II)   workers' compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

        (III)  obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business days of its Incurrence; or

        (IV)  any Indebtedness defeased or called for redemption.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

"Issue Date" means the date on which the notes offered hereby are originally issued under the indenture.

"Lien" means, with respect to any property or assets, including Capital Stock, any mortgage or deed of trust, pledge, lien, hypothecation, assignment, deposit arrangement, security interest, charge, easement or zoning restriction that materially impairs usefulness or marketability, encumbrance, security agreement, Capital Lease Obligation, conditional sale, any other agreement that has the same economic effect as any of the above, or any sale and leaseback transaction.

"Moody's" means Moody's Investor Services, Inc. or any successor rating agency.

"Officers' Certificate" means, with respect to any Person, a certificate signed by the chairman of the Board of Directors, the president, or any vice president and by the treasurer, any assistant treasurer, the controller, any assistant controller, the secretary or any assistant secretary of such Person in accordance with the applicable provisions of the indenture.

"Permitted Amount" means, at any time, the sum of (a) 10% of the value of the consolidated total assets of Citizens and (b) 20% of the sum of the total consolidated current assets and net property, plant and equipment of Citizens, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet filed by Citizens with the SEC or provided to the trustee.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

"Place of Payment" means the place or places where the principal of and interest, if any, on the notes are payable as determined in accordance with the indenture.

"Reference Treasury Dealer" means any of the primary U.S. Government securities dealers in New York City.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"S&P" means Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor rating agency.

"Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

"Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

"Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the notes. This summary is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of that holder's particular circumstances. For example, not addressed are the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as: broker-dealers or dealers in securities or foreign currency that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt entities, banks, thrifts, insurance companies, regulated investment companies or other financial institutions or "financial services entities"; persons that hold the notes as part of a "straddle," "hedge," "conversion transaction," "constructive sale" or other integrated transaction; persons that have a "functional currency" other than the U.S. dollar; certain expatriates and former long-term residents of the United States; and partnerships, other pass-through entities and investors in partnerships or other pass-through entities that hold the notes.

In addition, this discussion is limited to the U.S. federal income tax consequences to persons that: (i) are beneficial owners of the notes, (ii) who hold the notes as capital assets (i.e., generally, held for investment) and (iii) that purchase the notes at original issuance for their original "issue price," which for this purpose is the first price at which a substantial amount of the notes is sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. Also not described are any tax consequences arising out of the U.S. alternative minimum tax law or the tax laws of any state, local or foreign jurisdiction or any possible applicability of the U.S. federal gift or estate tax law.

This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and to differing interpretations, either of which could result in U.S. federal income tax consequences different from those discussed below.

U.S. Holders

For purposes of the following discussion, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Interest

Interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

Redemption

In the event of a Change of Control, holders of the notes will have the right to require us to purchase their notes. Applicable Treasury regulations provide that the right of holders of the notes to require redemption of the notes upon the occurrence of a Change of Control will not affect the yield to maturity of the notes if the likelihood of the occurrence, as of the date the notes are issued, is remote or incidental. We intend to take the position that the likelihood of a repurchase as a result of a Change of Control is remote or incidental under applicable Treasury regulations and, thus, do not intend to treat this possibility as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code).

We have the option to redeem all or a portion of the notes at any time prior to the maturity date. Under applicable Treasury regulations, we will be deemed to exercise any option to redeem the notes if the exercise of such option would lower the yield of the debt instrument. We believe, and intend to take the position for purposes of determining yield and maturity (for purposes of the original issue discount provisions of the Code), that we will not be treated as having exercised any option to redeem the notes under these rules.

Sale, Exchange, Redemption or Repurchase of Notes

Unless a non-recognition provision applies, upon the disposition of a note by sale, exchange, redemption, repurchase or other taxable disposition, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on such disposition (other than amounts attributable to accrued interest, which amounts would be treated as ordinary income) and (ii) the U.S. Holder's adjusted tax basis in a note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder less any principal payments received by the U.S. Holder with respect thereto.

Such gain or loss from the disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Currently, non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gain. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and backup withholding at the applicable rate (currently 28%) with respect to payments of interest on, and gross proceeds from a sale, exchange, redemption, repurchase or other disposition of, a note. These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number ("TIN") in the manner required;

  •
  furnishes an incorrect TIN;

  •
  fails to report interest properly; or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

A U.S. Holder of a note that does not provide such holder's correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service ("IRS"). Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is timely provided to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of notes are urged to consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

We will report to the holder of a note and to the IRS the amount of any "reportable payments" made by us and any amount withheld with respect to the notes during the calendar year.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a holder of a note that is a beneficial owner and that is an individual, corporation, estate or trust, other than a U.S. Holder or a person subject to rules applicable to former citizens and long-term residents of the United States (a "Non-U.S. Holder"). In addition, this discussion does not address the U.S. federal income tax consequences to Non-U.S. Holders subject to special treatment under the Code, such as "controlled foreign corporations," "foreign investment companies," "passive foreign investment companies," "foreign personal holding companies" and foreign corporations that accumulate earnings to avoid U.S. federal income tax.

For purposes of the discussion below, interest (including additional interest, if any) and any gain on the sale, exchange, redemption or other disposition of a note will be considered "U.S. trade or business income" if such income or gain is:

  •
  effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business; or

  •
  in the case of a Non-U.S. Holder that is a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Interest

Subject to the discussion of backup withholding below, interest (including additional interest, if any) paid to a Non-U.S. Holder of a note generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest."

Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exception if the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

  •
  is not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code; and

  •
  certifies, under penalties of perjury, on a properly executed IRS Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a U.S. person, and provides such holder's name and address.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the Non-U.S. Holder complies with applicable certification requirements. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% flat rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax (as may be modified by an applicable treaty). To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide to us or our paying agent a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. If the notes are traded on an established financial market, a Non-U.S. Holder that is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. TIN on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. Holder may provide certain documentary evidence issued by foreign government authorities to prove residence in a foreign country in order to claim treaty benefits. Also, procedures are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sale, Exchange, Redemption or Repurchase of Notes

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or repurchase of a note generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is U.S. trade or business income, which will be taxed as discussed above; or

  •
  subject to certain exceptions, such Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Treasury regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to payments of interest with respect to which either (x) the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above, has been received or (y) an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the notes to or through an office outside the U.S. of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, redemption or other disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, Treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount

J.P. Morgan Securities Inc.	$
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Greenwich Capital Markets, Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC
Total		$400,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to    % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to    % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

  •
  We will pay our expenses related to the offering, which we estimate will be $400,000.

  •
  We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market marking in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made to investors on or about                           , 2004, which will be the    th business day following the date of this prospectus supplement (such settlement being referred to as "T+    "). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary compensation. The underwriters and their affiliates may provide similar services in the future. In particular, affiliates of certain of the underwriters are lenders and agents under our revolving credit facility. J.P. Morgan Securities Inc. is an affiliate of the trustee for the notes, JPMorgan Chase Bank.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, and any other document we file at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Internet website (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference room can be obtained by calling 1-800-SEC-0330.

Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this prospectus supplement but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus supplement or the accompanying prospectus. The information incorporated by reference in this prospectus supplement contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus supplement automatically updates and supersedes the information contained in this prospectus supplement and incorporated filings. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the notes:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004;

  •
  our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004 filed with the SEC on May 6, 2004;

  •
  our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2004 filed with the SEC on August 4, 2004;

  •
  our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2004 filed with the SEC on November 4, 2004; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 23, 2004, March 4, 2004 (filed under Item 5), April 14, 2004, April 28, 2004, July 8, 2004, July 12, 2004, August 5, 2004, September 22, 2004, September 27, 2004, September 30, 2004 (as amended on October 6, 2004) and November 1, 2004.

We will provide you, upon written request, with a copy of any of these documents, at no cost. You should direct your written request to:

Citizens Communications Company
3 High Ridge Park, Stamford, Connecticut 06905
Attn.: Treasurer
Telephone 402-572-4972

Our Internet website is located at http://www.czn.net. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

Certain legal matters with respect to the notes will be passed upon by Shearman & Sterling LLP, New York, New York and by Finn Dixon & Herling LLP, Stamford, Connecticut for Citizens Communications Company and by Cahill Gordon & Reindel LLP, New York, New York for the underwriters.

EXPERTS

The consolidated financial statements of Citizens Communications Company and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002 and to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" as of January 1, 2003.

$3,800,000,000

CITIZENS COMMUNICATIONS COMPANY

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants

CITIZENS COMMUNICATIONS CAPITAL TRUST I
Trust Preferred Securities
guaranteed, to the extent described herein, by
CITIZENS COMMUNICATIONS COMPANY

        Citizens Communications Company intends to offer from time to time common stock, preferred stock, depositary shares, debt securities, and warrants to purchase these types of securities. In addition, Citizens Communications Company has established Citizens Communications Capital Trust I, or the Trust, as a Delaware statutory business trust. The Trust intends to offer trust preferred securities. The trust preferred securities will be guaranteed to the extent described herein by Citizens Communications Company. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,800,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        In this prospectus, references to "Citizens" are to Citizens Communications Company and do not include its subsidiaries. References to the "Trust" are to Citizens Communications Capital Trust I and do not include Citizens. References to the "Company," "we," "us" and "our" do include Citizens, the Trust and its other subsidiaries.

        We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

        This prospectus also relates to approximately 9,139,900 shares, or the Resale Shares, of common stock of Citizens that may, from time to time, be sold by the person named in this prospectus under the caption "Selling Stockholder."

        The selling stockholder may from time to time sell the Resale Shares on the New York Stock Exchange or on any other national securities exchange on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Resale Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

        We will receive no part of the proceeds of any sales of the Resale Shares made hereunder. See "Use of Proceeds." All expenses of registration of the Resale Shares incurred in connection with the offering, as well as all selling and other expenses incurred by the selling stockholder, are being borne by us.

        A brief description of the securities we, or the selling stockholder, may offer can be found in this prospectus.

        Our common stock is quoted on the New York Stock Exchange under the symbol "CZN." The closing price of our common stock on the New York Stock Exchange on May 4, 2001 was $12.56. None of the other securities that we may offer under this prospectus is currently publicly traded.

See "Risk Factors" on page 4 for a discussion of matters
that you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2001

ABOUT THIS PROSPECTUS

        This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus.

        This prospectus provides you with a description of our business, certain risk factors and a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement will include a detailed and current discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus together with additional information described under the heading "Where You Can Find More Information" and any prospectus supplement, you should rely on the information in that prospectus supplement.

        You should rely on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

RISK FACTORS

        You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus or in any prospectus supplement before you decide to purchase securities offered by this prospectus or any prospectus supplement. In addition, you should note that the prospectus supplement that will accompany this prospectus will include any additional risk factors that may specifically apply to the type of security that we will offer under the prospectus supplement or that may otherwise apply.

  We may be unable to obtain new financing and any new financing we do obtain may be on unfavorable terms.

        Since March 1999, we have contracted to purchase 2,034,700 telephone access lines for an aggregate purchase price of $6,321.0 million. As of March 31, 2001, we have closed on the purchase of 334,500 telephone access lines for an aggregate purchase price of $985.3 million, which was financed with drawings under our bank credit facilities, the sale of our commercial paper and the sale of marketable securities held by us. We will require $5,334.8 million to close on the remaining purchases. Our remaining available credit facilities of $5,553.6 million as of March 31, 2001, together with cash flows, are sufficient to fund these acquisitions as they close.

        Our ability to draw on our $5,700.0 million credit facility will end on October 26, 2001 and the debt outstanding under this facility will mature on October 25, 2002. Accordingly, prior to October 25, 2002, we will need to establish a permanent capital structure consisting of a combination of replacement credit facilities and issuances of long-term debt and equity. We may not be able to obtain sufficient long-term debt financing and equity financing on favorable terms. Our ability to accomplish these objectives is subject to market conditions, relevant regulatory approvals, and our ability to maintain a favorable credit rating. We may only be able to obtain long-term debt financing at higher interest rates than we currently pay or with onerous covenants that could restrict our operating flexibility or adversely affect our overall financial results.

  We will need to take action if we are to maintain our credit ratings.

        It is our intention to maintain investment grade credit ratings for our senior unsecured indebtedness. In order to do so, we expect to take action to preserve the strength of our balance sheet. More specifically, we expect that we may issue equity or securities that the rating agencies deem to have equity characteristics, refinance our credit facility indebtedness, sell our public utility assets and perhaps raise capital through one or more joint ventures which we expect we would operate and to which we would sell some significant assets. The consummation of any and/or all of these transactions is dependent upon a number of conditions affecting our operations and the capital markets generally, including the receipt of any necessary regulatory approvals, favorable market reception to our issuance of long-term debt and equity securities and our continued success in operating our businesses. Failure to preserve the strength of our balance sheet through some combination of these transactions could result in a downgrading of the ratings applicable to our indebtedness. In addition, if we undertake any further acquisitions, such acquisitions might have a detrimental effect on our credit ratings.

  We may be unable to successfully divest our public utilities services segments in a timely manner which may adversely affect our financing plans.

        A key component of our business strategy involves the divestiture of our public utilities services segments. Failure to sell our public utilities services segments on acceptable terms or to complete agreed sales within agreed time periods may adversely affect our ability to obtain new financing on acceptable terms to continue to expand our telecommunications business internally and to meet competitive challenges. Sales of our public utilities services segments require regulatory approval and in some cases contain financing conditions. We cannot be sure that we will receive the necessary regulatory approvals or financing prior to the expirations of closing deadlines contained in our sale agreements. Therefore, the planned sale of our public utilities services segments may not occur within the anticipated time periods. Examples of delays or factors which may affect our proposed transactions include:

  •
  Our agreements to sell our Arizona and Vermont electric divisions have been terminated due to the failure of the proposed purchaser to obtain financing.

  •
  The California electricity generation crisis has stretched the resources of California utility regulators and may result in delays in approving the sale of our water and wastewater assets. Our agreement for the sale of this business may be terminated if regulatory approval is not received before September 30, 2001.

  •
  The Hawaii Public Utility Commission has denied the initial application requesting approval of the proposed sale of our Kauai electric division to Kauai Island Electric Co-op. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

        Our failure to consummate these divestitures at the expected prices could adversely affect our financing plans, credit ratings and internal expansion.

  Until we divest our public utilities services segments we will be subject to the risks of the public utilities business.

        We intend to divest our public utilities services segments in order to focus on the telecommunications sector. Until we complete our divestitures on acceptable terms, we remain subject to continuing risks of the public utilities business. These risks include exposure to rapidly fluctuating prices for gas and electricity in a regulated or partially regulated environment and financial instability in the public utilities industry in certain states. For example:

  •
  In Arizona, we are disputing what we believe to be excessive power costs charged by our power supplier in the amount of $57.0 million through December 31, 2000. We have deferred charging these costs to consumers and have recorded them as a regulatory asset on our balance sheet in anticipation of recovering certain amounts through renegotiation with the power supplier.

  •
  In Vermont, we belong to a Vermont utility consortium that purchases power from a Canadian power generation facility. Two participants in the consortium, representing an aggregate of 83% of the purchase commitment, have experienced financial difficulties. If they default on their purchase commitments, we, as a 10% participant, and other members of the consortium will be obligated to purchase the defaulting parties' share of power on a pro rata basis. We will be exposed to any price differential between the price that we pay for the power and the market price for the power.

  •
  The market for energy has become more unstable recently, particularly in states such as California. Continued market instability in California or in other jurisdictions may have an adverse effect upon the energy market generally and our operations specifically.

  We have substantial existing indebtedness and will incur substantial additional obligations.

        As of March 31, 2001, we had outstanding long-term indebtedness of approximately $2,981.5 million. This amount includes indebtedness of our 85%-owned subsidiary, Electric Lightwave, Inc., or ELI. We have credit facilities of $6,350.0 million of which $5,553.6 million was available as of March 31, 2001 to fund our currently contracted for acquisitions. Through March 31, 2002, we expect $181.2 million of this indebtedness to mature.

        As of March 31, 2001, ELI had outstanding long-term indebtedness of approximately $885.9 million. ELI has borrowed $400.0 million under a revolving line of credit with commercial banks that expires on November 21, 2002 and has issued $325.0 million in indebtedness that matures on May 14, 2004. In addition, ELI has entered into leases for telecommunication facilities, including one with a final purchase option due on April 30, 2002 in the amount of $110.0 million. We have guaranteed $911.1 million of indebtedness and other obligations of ELI. We do not expect that ELI will have sufficient resources from internally generated funds to make all of these required payments. Therefore, ELI must rely upon the financial markets and us to refinance all or a portion of this indebtedness. There can be no assurance that ELI will be successful in refinancing this indebtedness. We have committed to continue to finance ELI's cash requirements through a revolving credit facility to ELI in the amount of $450.0 million that matures on October 30, 2005. As of March 31, 2001, $58.0 million principal amount was outstanding under this facility.

        We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit ratings could be adversely affected. As a result, our borrowing costs could increase and our access to capital may be adversely affected.

  We may be unable to achieve improved operating results from our newly acquired operations and efficiently integrate these operations into our existing business.

        In order to accomplish growth in profitability, we will need to increase our revenues per customer through enhanced products and services as well as attract new customers while retaining our existing customer revenue base. In addition, we need to integrate our newly acquired operations into our existing business. Our strategy is premised, in part, on our ability to timely consummate our pending telecommunications acquisitions and to improve operating results in our existing and to-be-acquired telecommunications businesses by introducing new communications products and services, expanding the penetration of existing services and improving operating efficiencies.

        The rapid growth in the size of our telecommunications business though our acquisitions and our ongoing transformation into a telecommunications company poses challenges for us to monitor our operations, costs, regulatory compliance, and service quality and to maintain other necessary internal controls. If we are not able to meet these challenges effectively, our results of operations may be harmed.

  Our actual operating results will differ from the results indicated in the pro forma financial statements and this could adversely affect the value of the securities.

        The pro forma information incorporated by reference in this prospectus with regard to our pending acquisitions, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies and businesses been combined throughout these periods and performance might have been different. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the acquisitions had taken place earlier or the future results that the companies and businesses will experience after completion of these transactions.

        In addition, we may enter transactions that would affect our financial condition and the value of the securities. Our pro forma financial statements do not reflect what would be the effect of any transaction, including joint ventures we may enter into.

  The access charge revenues we receive may be reduced at any time.

        A significant portion of our revenues comes or is derived from access charges paid by interexchange carriers, or IXCs, for services we provide in originating and terminating intrastate and interstate long-distance telephone calls. The amount of access charge revenues we receive for these services is regulated by the Federal Communications Commission, or FCC, and state regulatory agencies. Recent rulings regarding access charges have lowered the amount of revenue we receive from this source. Additional actions by these agencies could further reduce the amount of access revenues we receive. In addition, a portion of our access revenues is received from state and federal universal service funds based upon the high cost of providing telephone service to certain rural areas. In the future, there may be proposals by state or federal regulatory agencies to eliminate or reduce these revenues. A material reduction in the revenues we receive from these funds would adversely affect our financial results.

  We face competition, which could adversely affect us.

        The telecommunications industry is a competitive industry. The traditional dividing lines between long distance, local, wireless, cable and internet services are becoming increasingly blurred. Through mergers and various service integration strategies, services providers are striving to provide integrated solutions both within and across geographic markets. As a diversified full service incumbent local exchange carrier, or ILEC, our competitors are competitive local exchange carriers, or CLECs, and other providers (or potential providers) of services, such as internet service providers, or ISPs, satellite companies, neighboring ILECs and cable companies that may provide services competitive with ours or services that we intend to introduce. We cannot assure you that we will be able to compete effectively with these industry participants in all of our operations.

        In addition, wireless providers currently compete in territories of all of our rural telephone exchange subsidiaries. Increased competition from these wireless providers is expected. We cannot predict the effects of greater competition from wireless providers. Furthermore, regions served by access lines that have not had substantial upgrading over the last several years are particularly vulnerable to competition. Until we complete the upgrade of our access lines, the services we provide in the areas served by these access lines are vulnerable to competition from operators of more updated systems.

        We expect competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including a changing regulatory environment that may affect our competitors and us differently, new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

  ELI faces substantial competition for its telecommunications services from larger companies.

        ELI's competitors for telecommunications services are primarily larger ILECs, CLECs and IXCs. Because it is not an incumbent provider, ELI's ability to succeed in the telecommunications services market depends to a large extent on its ability to build tailored, value-added network services for business customers and to maintain its customer base and develop additional business customers in its core geographic areas in light of changing technologies.

        We anticipate that general pricing competition and pressures will increase significantly. We have not obtained significant market share in any of the areas where we offer our CLEC services, nor do we expect to do so given the size of our telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that we will be able to compete effectively in any of our markets. Furthermore, the recent bankruptcies and weakened financial position of a number of CLECs have resulted in a more demanding operating environment for CLECs, as both customers and suppliers are more concerned about each CLEC's creditworthiness.

  Many of our competitors have superior resources, which may place us at a cost and price disadvantage.

        Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. In addition, some of our competitors can raise capital at a lower cost than we can. Consequently, some competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily and devote greater resources to the marketing and sale of their products and services than we can. Also, the greater brand name recognition of some competitors may require us to price our services at lower levels in order to win business. Finally, the cost advantages of some competitors may give them the ability to reduce their prices for an extended period of time if they so choose.

  Our company and industry are highly regulated, imposing substantial compliance costs and restricting our ability to compete in our target markets.

        As an ILEC, we are subject to significant regulation from federal, state and local authorities. This regulation restricts our ability to raise our rates, especially in our basic services, and imposes substantial compliance costs on us. Regulation restricts our ability to compete and, in some jurisdictions, it may restrict our ability to expand our services. In addition, changes to the regulations that govern us may have an adverse effect upon our business by reducing the allowable fees that we may charge, imposing additional compliance costs, or otherwise changing the nature of our operations and the competiton in our industry.

  In the future as competition enters our markets, we may be unable to meet the technological needs or expectations of our customers.

        The telecommunications industry is subject to significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the needs or expectations of our customers. Replacing or upgrading our infrastructure could result in significant capital expenditures.

  Deteriorating economic conditions could harm our business.

        Demand for communications products and services may be adversely affected by a downturn in the United States economy as well as changes in the global economy. Key United States economic indicators have recently signaled a softening of the United States economy. As a result, we may experience decreased demand for our communications products and services. A decline in the demand for and usage of communications products and services could have an adverse effect on our results of operations and financial condition.

        Many of ELI's customers are in various internet-related businesses, including internet service providers, some of which have been adversely affected by recent business trends in that sector. To the extent the credit quality of these customers deteriorates or these customers seek bankruptcy protection, ELI's ability to collect receivables, and ultimately its operating results, may be adversely affected.

  As a holding company with respect to telecommunications assets, we will require dividends from subsidiaries to meet cash requirements or pay dividends.

        Citizens conducts all its telecommunications business operations through its subsidiaries and may arrange for certain telecommunications assets to be held in special purpose legal entities with separate financing. Accordingly, following the divestiture of our public utilities services segments, Citizens' only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness will be distributions relating to its ownership interest in its telecommunications subsidiaries and affiliates from the net earnings and cash flow generated by such subsidiaries. We cannot be sure that Citizens' telecommunications subsidiaries will generate sufficient cash flow to pay or distribute such dividends or funds, or that applicable state law, regulatory action, and contractual restrictions, including negative covenants contained in any debt instruments of such subsidiaries and affiliates, would permit such dividends, distributions or payments.

FORWARD-LOOKING STATEMENTS

        Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs.

        Some statements and information contained in this prospectus and in the documents incorporated by reference into this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements may differ from actual future results due to, but not limited to, those factors referenced under "Risk Factors" and/or any of the following possibilities:

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  changes in economic conditions;

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  changes in the capital markets;

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  changes in industry conditions;

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  changes in our credit rating; and

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  changes in accounting policies or practices adopted voluntarily or as required by regulations or generally accepted accounting principles.

        You should consider these important factors as well as those referenced under "Risk Factors" in evaluating any statement in this prospectus or otherwise made by us or on our behalf. We have no obligation to update or revise these forward-looking statements.

USE OF PROCEEDS

        Except as otherwise described in an accompanying prospectus supplement, we plan to use substantially all of the net proceeds from the sale of any securities sold by us, together with internally generated funds and possible future borrowings, to refinance bank borrowings and other extensions of credit, to expand our networks, service offerings and related infrastructure, to fund working capital and pending as well as future acquisitions, to make further investments in related telecommunications businesses as well as for general corporate purposes. Until we use the proceeds of sales by us of any securities covered by this prospectus or any prospectus supplement in this manner, we may temporarily use them to make short-term investments or to reduce short-term borrowings.

        All of the Resale Shares offered hereby are being offered by the selling stockholder. We will not receive any of the proceeds of any sales of Resales Shares made hereunder.

        The proceeds from the sale of trust preferred securities by the Trust will be invested in junior subordinated notes issued by Citizens. Except as we may otherwise describe in a prospectus supplement, Citizens expects to use the net proceeds from the sale of the junior subordinated notes to the Trust for the purposes set forth above.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends. Earnings consist of income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest charges and an amount representing the interest factor included in rentals (assumed to be one-third) and preference security dividend requirements.

	Year Ended December 31,
	1996	1997	1998	1999(1)	2000
Consolidated ratio of earnings to fixed charges	3.44	.98	1.28	2.22	.62
Consolidated ratio of earnings to combined fixed charges and preferred dividends	3.22	.98	1.26	2.14	.64

(1)
In 1999, we recorded pre-tax non-operating gains of approximately $221.0 million related to the sale of our investments in Centennial Cellular Corp., Century Communications Corp. ("Century") and our interest in a cable television joint venture with a subsidiary of Century. Excluding such pre-tax non-operating gains, the ratio of earnings to fixed charges for 1999 is 0.67 and the ratio of earnings to combined fixed charges and preferred dividends for 1999 is 0.69.

CITIZENS COMMUNICATIONS COMPANY

Introduction

        We are a telecommunications-focused company providing wireline communications services primarily to rural areas and small and medium-sized towns and cities as an incumbent local exchange carrier, or ILEC. In addition, we provide competitive local exchange carrier, or CLEC, service to business customers and to other communications carriers in certain metropolitan areas in the western United States through Electric Lightwave, Inc., our 85%-owned subsidiary. We also provide public utility services including natural gas transmission and distribution, electric transmission and distribution and water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States.

        With approximately 1.4 million telephone access lines in 17 states we were the eighth largest local access wireline telephone provider in the United States as of December 31, 2000. Upon consummation of telephone access line acquisitions contracted for during 1999 and 2000, we expect to be the sixth largest ILEC in the United States with approximately 3.1 million telephone access lines in 27 states. In fiscal years 1999 and 2000 revenues from our ILEC services segment were $903.2 million and $963.7 million, respectively, and our adjusted EBITDA, operating income plus depreciation and amortization, was $327.1 million and $434.1 million, respectively. Revenues in fiscal years 1999 and 2000 from our CLEC services segment were $187.0 million and $244.0 million, respectively, and adjusted EBITDA was $(57.6) million and $1.8 million respectively.

        In 1999, we announced plans to divest our public utilities services segments. Consistent with this effort, we have contracted to sell our water and wastewater utility services segments and portions of our gas and electric properties and are presently engaged in the sale of, or are seeking buyers for, our gas and electric properties. Pending these divestitures, we continue to provide gas and electric utility services and water and wastewater services.

        We are incorporated in Delaware, and the address of our principal executive offices is 3 High Ridge Park, Stamford, Connecticut 06905. Our telephone number is (203) 614-5600.

Telecommunications Industry Overview

        The telecommunications industry involves the transmission of voice, data and video communications from the point of origination to the point of termination. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services.

        ILECs provide local, toll, access and resale services, sell, install and maintain customer premises equipment and provide directory services. In our primary markets we are the incumbent provider of local exchange service. As a result, we are subject to greater regulation than CLECs and other non-incumbent carriers.

        ILECs establish their local market position because they are the primary provider of wire access to users of services in their areas. With these connections to customers, ILECs may provide local network services, network access services, long distance and data services and other related services. The basic "dial-tone" service is subject to substantial regulation, and the other services are subject to various levels of regulation. ILECs compete with other service providers through pricing, customer service, network quality and valued-added services, with the ILECs having an initial advantage as the existing provider of basic telephone services. We believe that we maintain this advantage in a number of the markets in which we operate as an ILEC.

        Currently, the five largest ILECs in the United States are Verizon, Qwest, SBC, BellSouth and Sprint and each of them is substantially larger than we are. The structure of the domestic telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its seven regional Bell operating companies, or RBOCs, and divided the country into approximately 200 local access transport areas, or LATAs, that range in size from metropolitan areas to entire states. The original RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service, service within a LATA. The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to ILECs other than the RBOCs. However, under the Telecommunications Act of 1996, or the 1996 Act, the RBOCs are permitted to provide inter-LATA long distance service, subject to certain conditions. We, as an ILEC, provide access to long distance services for our ILEC services segment customers.

        For each long distance call, the originating and terminating ILECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating ILECs. To encourage the development of competition in the long distance market, the ILECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T.

        These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the ILECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. We derive a significant portion of our revenues from these access fees.

        Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, satellite, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks.

Business Strategy

        We are transforming ourselves into a company that focuses exclusively on providing telecommunication services. We primarily operate in rural areas and small and medium-sized towns where we believe we have a competitive advantage due to our relatively larger size, greater resources, and local focus and lower levels of competition. We believe that our operations in these areas will provide us with steady revenue flow and margin enhancement opportunities. To reach our objective we intend to:

        Target telecommunications needs of rural areas and small and medium-sized towns and cities.

        Following the consummation of our pending acquisitions, we expect to be the among the largest ILECs in the United States (the largest after Verizon, Qwest, SBC, BellSouth and Sprint) and, we believe, the largest ILEC that focuses primarily on serving rural areas and small and medium-sized towns and cities. Apart from the RBOCs, smaller, often family-owned ILECs have traditionally provided wireline telephone services in rural areas. As newer services such as data services, the internet and digital subscriber networks have created a catalyst for growth and consolidation in the telecommunications market, the larger telecommunications companies appear to be focusing their efforts on providing new services to urban markets and are in the process of divesting parts of their rural telephone access lines and exchanges. Many smaller ILECs, on the other hand, lack the resources to improve their networks to provide these enhanced services to their consumers. We believe that, following the consummation of our pending acquisitions, our position as the largest ILEC focusing on rural and smaller markets will enable us to compete effectively against larger competitors because of our market focus and against smaller competitors because of our additional resources and economies of scale.

        Continue to achieve economies of scale through clustering and increase operational efficiencies.

        We continually seek the advantages and efficiencies of operating large local and regional telecommunications clusters. When we have completed our currently planned acquisitions, approximately two-thirds of our customers will be located in four states. In addition, a key part of our growth strategy is the acquisition on an opportunistic basis of access lines and exchanges contiguous to our existing network. Locally and regionally-clustered systems enable us to reduce expenses through the consolidation of marketing and support functions and to place more experienced managers at the system level who are better equipped to meet the new competitive and regulatory challenges of today's telecommunications industry. Local and regional clusters will also increase the speed and effectiveness of our product and services deployment, enhancing our ability to increase both customers and revenues.

  Increase penetration rates of the services offered to our markets.

        We intend to increase the penetration of existing value-added services such as second lines and enhanced services, such as call forwarding, conference calling, caller identification, internet, voicemail and call waiting, to our ILEC services segment including our current markets and to-be-acquired markets. At present, the penetration rates for enhanced services in our ILEC services segment in rural areas and small and medium-sized towns and cities are below industry averages. We believe that increased sales of value-added and enhanced services in existing ILEC markets will produce revenue with higher operating margins due to the relatively low marginal operating costs necessary to offer value-added and enhanced services in markets we already serve. We believe that our ability to integrate value-added and enhanced services with our core ILEC services will provide us with the opportunity to capture an increased percentage of our customers' telecommunications expenditures.

        Retain existing customers and attract new customers through the introduction of new technology and improved marketing and customer services.

        Recent improvements in telecommunications technology as well as improvements to our network will allow us to offer new services such as digital subscriber network lines and other high-speed premium-priced data services to our existing and future customer base. We have sought to ensure that our network employs technologically current switching software and is positioned to support network growth. For example, we are gradually deploying digital subscriber line, or DSL, service in parts of our markets to provide broadband access where it is economically feasible. We believe that technological improvements in our existing and future markets will enable us to offer additional services for a low marginal increased operating cost.

  Strengthen and build strategic partnerships as a member of the local communities.

        We intend to continue to strengthen and build our relationships with local and community groups. Our relationships with such groups assist us in determining the range of features and services that consumers in our markets want. Much of our marketing and advertising efforts are directed to sponsoring local events and activities rather than mass media advertising. We believe that our local and community-based approach helps us build customer loyalty and brand awareness in the areas we serve. In addition, we intend to leverage our assets through strategic partnerships with appropriate partners.

  Increase utilization of our CLEC's high-capacity, installed, fiber-optic infrastructure.

        ELI is a CLEC that focuses on medium to large markets in the western United States. We presently provide financial support to ELI. ELI's primary focus in 2001 is increasing new and existing customer usage of its high-capacity, installed, fiber-optic infrastructure in its seven major cities and surrounding areas by increasing the penetration of existing on-net buildings and sales to customers that are connected to the network. We intend to continue to grow ELI's business so that it can operate profitably on a stand-alone basis.

  Divest our public utilities services segment's business and assets.

        As part of our strategy to transform our business focus entirely to that of a telecommunications services provider, we are in the process of monetizing our public utilities services segment's assets. We have entered into agreements to sell all of our water and wastewater treatment businesses, our Louisiana natural gas business and our Hawaii electric business and seek to dispose of the remainder of our public utilities services business and assets. Successful implementation of this divestiture program will allow us to focus on our core telecommunications business while simultaneously providing us with an internal source for a portion of the financing necessary for enlarging our telephone access line network.

Telecommunications Services

        Our telecommunications services are principally ILEC services and also include CLEC services delivered through ELI. As of December 31, 2000, we operated ILECs in 17 states, serving approximately 1.4 million access lines. Our ILEC services segment is presently marketed under the Citizens name but we intend to market these services under the Frontier name following the closing of the Frontier acquisition. Our CLEC services segment is marketed under the Electric Lightwave name and provides a variety of integrated telecommunications products designed to meet the customer's total communications needs.

ILEC Services

        Our ILEC services segment accounted for $963.7 million, or 53.5%, of our revenues in fiscal year 2000. In fiscal year 2000, approximately 56% of our ILEC services segment revenues came from federal and state universal service charges through the federal and local governments and regulated access charges paid by long distance operators and CLECs. Between 1990 and 2000 the population in our service areas grew overall by approximately 6%. In 1999 and 2000 the number of telephone access lines in our historic telephone systems increased by 4.8% and 4.0%, respectively.

        Our ILEC services business is primarily with retail customers and, to a lesser extent, business customers. Our ILEC services segment provides:

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  local network services,

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  enhanced services,

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  network access services,

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  long distance and data services, and

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  directory services.

        Local network services.    We provide telephone wireline access services in our service areas primarily to residential customers. We are the incumbent provider of basic telephone services in our service areas. Our present service areas are generally less densely populated than what we believe to be the primary service areas of the five largest ILECs.

        Enhanced services.    We offer our ILEC customers the following enhanced service features: call forwarding, conference calling, caller identification, voicemail and call waiting. We recently introduced Citizens Select and Citizens Select Plus as branded bundles of telecommunications services directed at our retail customer base in a majority of our markets. These plans permit customers to bundle their residential line with custom local area signaling services, or CLASS, and custom calling features for a single flat rate. Citizens Select allows customers to choose up to seven features with their residential line while Citizens Select Plus allows customers to bundle with their residential line as many features as desired plus voicemail. In connection with the pending Frontier acquisition, we may rebrand some or all of these services.

        Network access services.    We provide network access services to long distance carriers and other customers in connection with the use of our facilities to originate and terminate interstate and intrastate long distance telephone calls. We provide originating and switched terminating services to long distance carriers through switched services network. Such services are generally offered on a month-to-month basis and the service is billed on a minutes-of-use basis. Access charges to long distance carriers and other customers are based on access rates filed with the FCC for interstate services and with the respective state regulatory agency for intrastate services.

        Long distance and data services.    Long distance network service to and from points outside of a telephone company's operating and data territories is provided by interconnection with the facilities of interexchange carriers, or IXCs. We believe that many customers prefer the convenience of obtaining their long distance service through their local telephone company and receiving a single bill.

        We also offer data services including internet dial up service, digital subscriber lines, frame relay and asynchronous transfer mode, or ATM, switching. As part of our integration strategy, we offer a solution whereby other ILEC companies resell our integrated services. We offer this integrated solution to most of our customers.

        Directory services.    Directory services involves the provision of residential and business directories. We provide this service through a third party contractor who pays us a percentage of its revenues realized from the directories.

ILEC Asset Acquisitions

        We continually evaluate the possibility of acquiring additional telecommunications assets. Over the past few years, the number and size of available telecommunications assets has increased substantially. Although our primary focus will continue to be the acquisition of telephone access lines, exchange and operators that are proximate to our existing systems or that serve a customer base large enough for us to operate efficiently, we may also acquire other telecommunications interests.

        The following table sets forth certain information with respect to our telephone access lines as of December 31, 2000 and the additional lines we intend to acquire upon the expected closing of each of the referenced acquisitions.

State	Citizens(1)	Verizon(2) Acquisition	Qwest(2) Acquisition	Frontier(2) Acquisition	Total
New York	339,100	—	—	698,200	1,037,300
Minnesota	142,400	—	187,100	129,600	459,100
Arizona	163,000	8,600	171,500	—	343,100
California	145,600	55,100	—	—	200,700
West Virginia	153,200	—	—	—	153,200
Illinois	112,200	—	—	20,100	132,300
Iowa	—	—	53,200	60,400	113,600
Tennessee	102,500	—	—	—	102,500
Nebraska	62,200	—	14,900	—	77,100
Wisconsin	27,800	—	—	44,800	72,600
Idaho	21,700	—	33,900	—	55,600
Colorado	—	—	51,400	—	51,400
Pennsylvania	1,500	—	—	42,900	44,400
Georgia	—	—	—	29,000	29,000
Nevada	28,300	—	—	—	28,300
Alabama	—	—	—	27,700	27,700
Michigan	—	—	—	27,200	27,200
Utah	23,700	—	—	—	23,700
Montana	9,000	—	11,900	—	20,900
North Dakota	17,000	—	—	—	17,000
Oregon	15,100	—	—	—	15,100
Washington	—	—	10,000	—	10,000
New Mexico	6,900	—	—	—	6,900
Mississippi	—	—	—	6,500	6,500
Wyoming	—	—	5,900	—	5,900
Indiana	—	—	—	5,700	5,700
Florida	—	—	—	4,600	4,600

Total	1,371,200	63,700	539,800	1,096,700	3,071,400

(1)
Represents telephone access lines owned or acquired through December 31, 2000 from Verizon (Nebraska, Minnesota and Illinois/Wisconsin) and Qwest (North Dakota).

(2)
Represents telephone access lines in acquisitions pending as of December 31, 2000.

        We intend to fully integrate our acquisitions with existing core telephone access line holdings by the end of the first half of 2002. We are acquiring telephone access lines on a state-by-state basis from each of Verizon and Qwest. As of December 31, 2000, we have acquired assets in several Verizon states, including Nebraska (62,200 access lines), Minnesota (142,400 access lines), Illinois/Wisconsin

(112,900 access lines), and one Qwest state, North Dakota (17,000 access lines). We expect the Frontier acquisition to close as a single transaction during the first half of 2001.

        Unlike the Verizon and Qwest acquisitions, which consist of exchanges only, the Frontier acquisition includes the operations, in addition to the assets, of Frontier Corp.'s ILEC businesses. Approximately one-half of the Frontier access lines are in the Rochester, New York metropolitan area and will give us substantially all of the wireline market share in Rochester. Rochester will be our sole metropolitan area telephone system at this time.

ILEC Technology

        In 1999 we entered into a three-year agreement to outsource central office engineering of our ILEC switching facilities. This agreement provides for provisioning of current technology for our switching facilities, deploying the latest switch software throughout our network, provisioning of switch capacity to support network growth, integrating acquired properties onto a common network platform and providing other project management and service support resources. These improvements to our network will allow us to continue to offer enhanced services and other high-speed data services to our existing and future customer base.

        In addition, as we upgrade and extend our physical plant and operations over the next several years, the installation of digital switches and related software will continue to be an important component of our business strategy, as these features enhance our ability to offer additional services. We are in the process of installing advanced digital switching platforms in parts of our switching network. We expect to achieve cost reductions through the elimination of duplicative services and procedures and the consolidation of administrative functions. We believe that additional cost reductions may be obtainable from advanced switching platforms and outside plant delivery systems. We intend to pursue additional gains in productivity by investing in these technologies where feasible and by reengineering customer service processes.

CLEC Services

        ELI provides a broad range of wireline communications products and services to businesses in the western United States. ELI accounted for $240.8 million, or 13.4%, of our revenues in fiscal year 2000.

        ELI's facilities-based network consists of optical fiber plus voice and data switches. ELI has a national internet and data network with switches and routers in key cities, linked by leased transport facilities. As of December 31, 2000, ELI had 5,924 local and long-haul route miles of fiber-optic cable in service. During 2000, ELI completed construction of its long-haul fiber-optic Synchronous Optical Network, or SONET, network. ELI provides a full range of its services in the following seven cities and their surrounding areas: Boise, Idaho; Portland, Oregon; Salt Lake City, Utah; Seattle, Washington; Spokane, Washington; Phoenix, Arizona and Sacramento, California. This network spans more than 3,200 miles, crosses seven states and is one of the largest OC-192 SONET systems in the western United States. The network will include Dense Wave Division Multiplexing, or DWDM, equipment and will support voice and data traffic at speeds up to OC-192. DWDM is a technique for transmitting 16 or more different light-wave frequencies at speeds up to OC-192 on a single fiber to increase transmission capacity.

Description of CLEC Services Business

        ELI offers switched service, including local dial tone, from eight Nortel DMS 500 switches in the seven metropolitan areas that ELI serves. This permits ELI to offer both voice and data services in these areas. ELI also has transmission equipment collocated with switches of the relevant ILEC operators at 55 locations.

        ELI has broadband points of presence in the following cities: Atlanta, Georgia; Austin, Texas; Chicago, Illinois; Cleveland, Ohio; Dallas, Texas; Denver, Colorado; Houston, Texas; Las Vegas, Nevada; Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; San Diego,

California; San Francisco, California and Washington, D.C. This permits ELI to offer high-capacity data services in these areas.

        ELI has developed an internet backbone network that provides internet connectivity in each of its markets, including presence at all major network access points, and offers peering arrangements with other internet backbone service providers. A peering arrangement is an agreement where internet backbone service providers agree to allow each other direct access to internet data contained on their networks. ELI's broadband network consists of frame relay switches, ATM switches and network-to-network interfaces. ELI provides national and international coverage to its customers through strategic relationships with other communications providers.

        ELI owns or leases broadband, long-haul fiber-optic network connections between major cities in the western United States and within strategic markets across the nation. ELI seeks to maximize utilization of its network facilities and minimize network access costs and other interconnection costs.

        In the development of its long-haul facilities, ELI has formed strategic relationships with utility companies that enable it to use existing rights-of-way and fiber-optic facilities, use the construction expertise and local permitting experience of such companies and minimize its near-term cash requirements. These relationships allow ELI to extend its network infrastructure more quickly and economically.

        In 1999, ELI entered into a fiber-swap agreement to exchange unused fiber on its network for unused fiber on another carrier's network. This fiber-swap agreement will provide ELI with a fiber route from Salt Lake City to Dallas, routed through Denver.

Regulatory Environment

ILEC Services Regulation

        The 1996 Act dramatically changed the landscape of the telecommunications industry. The main thrust of the 1996 Act was to open local telecommunications marketplaces to competition while enhancing universal service. We expect the 1996 Act, subsequent state and federal regulatory rulings and technological changes to lead to an overall reduction in the level of regulation for the telecommunications industry. Although the majority of our operations continues to be regulated extensively by various state regulatory agencies, often called public service commissions, and the FCC, we may experience reductions in the level of regulation for some of our ILEC operations in the future. However, upon the anticipated closing of the Frontier acquisition and of the remaining Qwest acquisitions, certain of our systems may be subject to a higher degree of scrutiny from the FCC and the applicable public service commissions. In any event, we are currently unable to determine the ultimate degree of reduction or increase in regulation in our operating territories.

        The 1996 Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any communications service. Under the 1996 Act, however, states retain authority to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. States are also responsible for mediating and arbitrating interconnection agreements between CLECs and ILECs if voluntary negotiations fail.

        In order to create an environment in which local competition is a practical possibility, the 1996 Act imposes a number of access and interconnection requirements on all local communications providers. All local carriers must interconnect with other carriers, permit resale of their services, provide local telephone number portability and dialing parity, provide access to poles, ducts, conduits, and rights-of-way, and complete calls originated by competing carriers under reciprocal compensation or mutual termination arrangements.

        Many of our properties continue to be regulated under a regime that sets prices for a specific property based on its level of earnings. As a result of recent legislation enabling regulators to reduce the level of regulation in certain states and at the federal level, we have elected incentive regulation plans under which prices are capped in return for the elimination or relaxation of earnings oversight. Some states also allow us flexibility in price changes for optional services and relaxed reporting requirements. The goal of these incentive regulation plans is to provide incentives to improve efficiencies and increase pricing flexibility for competitive services while ensuring that customers receive reasonable rates for basic services that continue to be deemed part of a monopoly while allowing us to continue to recover our costs in rates.

        Approximately 85% of our ILEC services segment revenue is subject to regulation including incentive regulation. The FCC regulates approximately 34% of this revenue, while various state regulatory agencies regulate approximately 51% of this revenue. We expect state lawmakers to continue to review the statutes governing the level and type of regulation for telecommunications services. Over the next few years, legislative and regulatory actions are expected to provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. While we still believe that such actions will nonetheless allow us to recover our costs in revenues, we expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce new services more expeditiously than in the past.

        For interstate services regulated by the FCC, we have elected a form of incentive regulation known as price caps. Under price caps, interstate access rates are capped and adjusted annually by the difference between the level of inflation and a productivity factor. Most recently the productivity factor was set at 6.5%. Given the relatively low inflation rate in recent years, interstate access rates have been adjusted downward annually. In May 2000, the FCC adopted a revised methodology for regulating the interstate access rates of price cap companies through May 2005. The new program, known as the Coalition for Affordable Local and Long Distance Services, or CALLs plan, establishes a price floor for interstate- switched access services and phases out many of the subsidies in interstate access rates. Though the end-user charges and an expanded universal service program will continue to benefit rural service providers such as our ILEC services segment, we believe we will be able to offset some of the reduction in interstate access rates. Annual adjustments based on the difference between inflation and the 6.5% productivity factor will continue for several years until the price floor for interstate switched access services is reached.

        We believe that the CALLs plan has potential benefits for us in the long term. Although some of the required rate reductions are front loaded, the price floor provides a degree of certainty that rate reductions will be curtailed in the future. We were successful in negotiating a price floor that recognized the unique cost characteristics of rural telecommunications providers as opposed to being forced into a one size fits all program designed for larger companies. Under the CALLs plan, for many of our properties, the price floor is higher than the rate level that would have been required over time under the previous rate programs. In addition, shifting revenue from interstate access services to end user customers and universal service programs provides us more control over future revenue as access customers seek alternatives to switched access services.

        In 1998, the FCC determined that the federal universal service fund, or USF, for non-rural companies would be based on a forward-looking cost methodology, but chartered a Rural Task Force, or RTF, to develop a recommendation for the funding methodology for rural companies. Since many of our current properties are classified as rural, our federal USF will be driven by the rural methodology that is still under development. In October 2000, the RTF recommended the use of embedded cost instead of forward-looking costs to determine the USF for rural companies. In addition, the RTF suggested the FCC should adjust the caps on the USF to recognize inflation and allow rural companies the opportunity to recover some of the costs associated with incremental investment.

        The FCC has historically required an acquiring company to cap its federal USF for acquired exchanges at the level of the selling company. Since the seller often includes the acquired exchanges in a much larger USF study area, the amount of USF is often negligible. In addition, the purchasing company is not able to include its new investment in the USF calculation. The RTF concluded that this cap might deter investment in acquired properties. In addition, the FCC has historically capped certain corporate expenses. The RTF recommended this expense cap be indexed to reflect inflation. In December 2000, the Federal/State Universal Service Joint Board recommended that the FCC adopt the

RTF recommendations. Although the final FCC decision is still uncertain, if the FCC agrees with the Joint Board, the combination of the embedded cost methodology and some relief on the caps should provide rural providers like us with a more stable source of USF money over the next few years.

        Another goal of the 1996 Act was to remove implicit subsidies from the rates charged by local telecommunications companies. The CALLs plan addressed this requirement for interstate services. State legislatures and regulatory agencies are beginning to reduce the implicit subsidies in intrastate rates. The most common subsidies are in access rates that historically have been priced above their costs to allow basic local rates to be priced below cost. Legislation has been considered in several states to require regulators to eliminate these subsidies and implement state universal service programs where necessary to maintain reasonable basic local rates. However, not all the reductions in access charges are fully offset. In Tennessee for example, as a result of such legislation, we will be reducing intrastate access rates by $1 million per year for three years beginning in 2001. We anticipate additional state legislative and regulatory pressure to lower intrastate access rates in the near future. However, regulators are cognizant of the potential impact on basic local rates and are moving cautiously. Many states are embracing the need for state universal service funds to ensure protection for customers while ensuring that local telecommunications companies continue to have the incentive to recover in rates their investment in their networks and new services.

        State legislatures and regulators are also examining the provision of telecommunications services to previously unserved areas. Since many unserved areas are located in rural markets, we may be required to expand our service territory into some of these areas. Given the start-up costs involved with territory expansion, we expect legislatures and regulators to continue to move cautiously and provide some means of recovery for the costs associated with serving these new areas.

CLEC Services Regulation

        The 1996 Act dramatically changed the national public policy framework for telecommunications. A central focus of this sweeping policy reform was to open local communications markets to competition. One result of the 1996 Act has been the development of CLECs which compete for business with the existing carriers. As a CLEC, ELI is subject to federal, state and local regulation. However, the level of regulation is typically less than an ILEC. The FCC exercises jurisdiction over all interstate communications services. State commissions retain jurisdiction over all intrastate communications services. Local governments may require ELI to obtain licenses or franchises regulating the use of public rights-of-way necessary to install and operate its networks.

        The FCC exercises regulatory jurisdiction over all facilities of, and services offered by, communications common carriers to the extent those facilities are used to provide, originate or terminate interstate communications. The FCC has established different levels of regulation for "dominant" carriers and "nondominant" carriers. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than those of nondominant carriers. As a nondominant carrier, ELI may install and operate facilities for domestic interstate communications without prior FCC authorization. ELI is no longer required to maintain tariffs for domestic interstate long distance services. As a provider of international long distance services, ELI obtained FCC operating authority and maintains an international tariff. However, the FCC is also eliminating the requirement for international tariffs. ELI is also required to submit certain periodic reports to the FCC and pay regulatory fees.

        RBOCs had been barred from participating in the market for inter-LATA services, which is primarily long-distance traffic, in their service territories since the break up of the Bell System in 1984. The 1996 Act provides a mechanism for an RBOC and/or any successors to enter in-region inter-LATA markets. Full entry by the companies into inter-LATA markets will increase the level of competition faced by our long distance services. Before an RBOC or its successors can enter an inter-LATA market it must first meet specific criteria set out by section 271 of the 1996 Act. These criteria are commonly referred to as the "14 point checklist". The checklist is meant to ensure that these companies have opened up their local markets to competition before they compete in the long-distance markets in their regions. Verizon and SBC Communications have both successfully filed inter-LATA applications with the FCC for some of their states.

Local Government Authorizations

        ELI has various interconnection agreements in the states in which it operates. These agreements govern reciprocal compensation relating to the transport and termination of traffic between the ILEC's and ELI's networks. On February 25, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking that categorized calls terminated to internet service providers, or ISPs, as "largely" interstate in nature, which could have the effect of precluding these calls from reciprocal compensation charges. However, the ruling stated that the existing interconnection agreements and the state decisions that have defined them bind ILECs. The FCC gave the states authority to interpret existing interconnection agreements. Since this FCC order, five states in which we operate, Oregon, Washington, California, Utah and Arizona, have ruled that calls terminated to ISPs should be included in the calculation to determine reciprocal compensation. However, the FCC is expected to readdress this issue in 2001.

        Most state public service commissions require competitive communications providers, such as ELI, to obtain operating authority prior to initiating intrastate services. Most states also require the filing of tariffs or price lists and customer-specific contracts. ELI is not currently subject to rate-of-return or price regulation. However, ELI is subject to state-specific quality of service, universal service, periodic reporting and other regulatory requirements, although the extent of these requirements is generally less than those applicable to ILECs.

Competition

ILEC Services Competition

        The 1996 Act and subsequent FCC interconnection decisions have established the relationships between ILECs and CLECs and the mechanisms for competitive market entry. Though carriers like us, who serve predominantly rural markets, did receive a qualified exemption from some of the technical requirements imposed upon all ILECs for interconnection arrangements, we did not receive an exemption from interconnection or local exchange competition in general. The exemption, known as the rural telephone company exemption, continues until a bona fide request for interconnection is received from a CLEC and a state public services commission with jurisdiction determines that discontinuance of the exemption is warranted. The state commission must determine that discontinuing the exemption will not adversely impact the availability of universal service in the state nor impose an undue economic hardship on us and that the requested interconnection is technically feasible.

        Though much of the initial competition in local telecommunications has been in more densely populated urban areas, we have begun to experience competition in some of our suburban and rural markets. These competitors mainly serve internet service providers and a few large business customers, but competition for residential customers is present in isolated areas.

        Under the 1996 Act and subsequent FCC and state rules, CLECs can compete using one or more of three mechanisms:

  •
  Construction of its own local exchange facilities, in which case the ILEC's sole obligation is interconnection for purposes of traffic interchange.

  •
  Purchase unbundled network elements, or UNEs, at cost from the ILEC and assemble them into local exchange services and/or supplement the facilities it already owns.

  •
  Resale of the ILEC's retail services purchased at wholesale rates from the ILEC.

        Some competitors have taken advantage of an ILEC's requirement to pay the CLEC reciprocal compensation for traffic delivered to the CLEC. The increase of traffic over the Internet has provided CLECs with an immediate mechanism to build traffic and reciprocal compensation revenues. In 2000, our ILECs paid $1.9 million in reciprocal compensation. While our ILECs are reciprocal compensation payors, ELI is a reciprocal compensation receiver. We expect the spread of Digital Subscriber Line and other high speed network services that give customers a dedicated link to the internet, as well as the rural nature of our markets and expected actions by the FCC and the United States Congress to limit the future growth of reciprocal compensation.

        Beginning in late 1999, the FCC expanded the availability of UNEs by requiring ILECs to offer subloop unbundling, expanded extended loops, or EELs, and line sharing. Pursuant to this FCC decision, CLECs can purchase a portion of the ILECs' loop facilities at cost-based rates as opposed to the entire loop. EELs allow CLECs to purchase links to customer premises located outside the exchange where the CLEC is physically located at cost-based rates. Line sharing allows ILECs to purchase just the high frequency portion of the loop that permits the CLEC to offer high-speed data services more profitably, but leave the lower margin voice services for the same customer with the ILEC. In addition to expanding the availability of UNEs, in August 2000, the FCC expanded collocation requirements to include cageless collocation in ILEC facilities. These FCC decisions increase the CLECs' opportunities to reach customers economically thereby increasing their ability to compete.

        Under the 1996 Act, the RBOCs and their successors were precluded from competing in most long-distance markets until they satisfied the state regulatory authority and the FCC that their markets had been sufficiently opened to local exchange competition. Beginning in 1999, state regulators and the FCC began to allow the RBOCs and their successors to enter the long-distance market in some states. By the end of February 2001, RBOC long-distance entry was only allowed in New York, Texas, Oklahoma and Kansas. However, we expect additional states to follow suit in the near future. Because we currently offer long-distance service in New York and other states, it is possible that the entry of the RBOCs and their successors into this market could adversely impact our operations.

        Though much of the initial competition in local telecommunications has been in more densely populated urban areas, we have begun to experience competition in some of our suburban and rural markets.

        As of December 31, 2000, we had entered into 88 interconnection agreements. These agreements allow CLECs to connect with some of our ILEC networks and compete in our ILEC markets. In addition, in some markets, our ILEC services provide reciprocal compensation payments and local number portability. These competitors are mainly serving large business customers and internet service providers. Competition for residential customers is present in isolated areas.

CLEC Services Competition

        ELI faces significant competition from ILECs in each of its facilities-based markets. Principal ILEC competitors include Qwest, SBC and Verizon.

        Facility and non-facility based CLEC competitors in ELI's markets include, among others: AT&T Local Services, Time Warner Telecom, MCI WorldCom and XO Communications. In each of the markets in which ELI operates, at least one other CLEC, and in some cases several other CLECs, offer many of the same local communications services that ELI provides, generally at similar prices.

        Potential and actual new market entrants in the local communications services business include RBOCs and their successors entering new geographic markets, IXCs, cable television companies, electric utilities, international carriers, satellite carriers, teleports, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the current trend of business combinations and alliances in the communications industry, including mergers between RBOCs and their successors, may increase competition for ELI. With the passage of the 1996 Act and the entry of RBOCs and their successors into the long distance market, IXCs may be motivated to construct their own local facilities or otherwise acquire the right to use local facilities and/or resell the local services of ELI's competitors.

        Competition for network services is based on price, quality, network reliability, customer service, service features and responsiveness to the customer's needs. As a point of differentiation from the ILECs, ELI's fiber-optic networks provide both diverse access routing and redundant electronics, design features not widely deployed within the ILEC's networks.

        ELI's competitors for high-speed data services include major IXCs, other CLECs and various providers of niche services, such as internet access providers, router management services and systems integrators. The interconnectivity of ELI's markets may create additional competitive advantages over other data service providers that must obtain local access from the ILEC or another CLEC in each market or that cannot obtain intercity transport rates on terms as favorable as those available to ELI.

        The market for internet access and related services in the United States is extremely competitive, with barriers to entry related to capital costs, bandwidth capacity and internal provisioning and operations processes. We expect that competition will intensify as existing services and network providers and new entrants compete for customers. In addition, new enhanced internet services such as managed router service and web hosting are constantly under development in the market and we expect additional innovation in this market by a range of competitors. ELI's current and future competitors include communications companies, including the RBOCs and their successors, IXCs, CLECs and cable television companies and other internet access providers.

        Many of these competitors have greater market presence and greater financial, technical, marketing and human resources, more extensive infrastructure and stronger customer and strategic relationships than are available to us.

Public Utilities Services

        We have historically provided public utilities services including natural gas transmission and distribution, electric transmission and distribution, water distribution and wastewater treatment services to primarily rural and suburban customers throughout the United States. In May 1998, we announced a plan of divestiture for our public utilities services properties. In 1999, we initially accounted for the planned divestiture of our public utilities services segments as discontinued operations. Because we have not yet entered into agreements to sell our entire gas and electric segments, we reclassified all our gas and electric assets and their related liabilities in the second half of 2000 as "net assets held for sale." As a result, our discontinued operations only reflect the assets and related liabilities of the water and wastewater businesses.

Natural Gas

        Our natural gas segment provides natural gas transmission and distribution services in Louisiana, Arizona and Colorado, as well as synthetic natural gas and propane service in Hawaii to 473,500 primarily residential customers. Our natural gas segment accounted for $374.8 million, or 20.8%, of our revenues in fiscal year 2000.

        Natural gas services and/or rates charged are subject to the jurisdiction of federal and state regulatory agencies, except for the non-regulated propane rates charged to customers in Hawaii. We purchase the gas supply we need, except for our production of synthetic natural gas in Hawaii. We believe our natural gas supply is adequate to meet current demands and to provide for additional sales to new customers. The natural gas industry is subject to seasonal demand, except in Hawaii, with the peak demand occurring during the heating season of November 1 through March 31. Our natural gas segment experiences third-party competition from fuel oil, propane and other gas suppliers for most of our large consumption customers, of which there are few, and from electric suppliers for all of our customer base. The competitive position of gas at any given time depends primarily on the relative prices of gas and these other energy sources.

Electric

        Our electric segment provides electric transmission and distribution services in Arizona, Hawaii and Vermont to 123,500 primarily residential customers. Our electric segment accounted for $223.1 million, or 12.4%, of our revenues in fiscal year 2000.

        Electric services and/or rates charged are subject to the jurisdiction of federal and state regulatory agencies. We purchase approximately 81% of the electric energy needed to provide services to our customers. We believe our supply is adequate to meet current demands and to provide for additional sales to new customers. The majority of our generating facilities are on Kauai, Hawaii. We also have generating facilities in Arizona and Vermont, which are used mainly for back-up power supply. Generally, our electric segment does not experience material seasonal fluctuations.

        The electric utility industry in the United States is undergoing fundamental changes. For many years electric utilities have been vertically integrated entities with the responsibility for the generation, transmission and distribution of electric power in a franchise territory. In return for monopoly status, electric utilities have been subject to comprehensive regulation at the state and federal level. The industry is now shifting toward electric customers being able to choose their energy provider much like telephone customers are able to choose their long distance provider. Generally, this involves splitting apart the generation and transmission of power from the remainder of the business, and having generators compete with one another in the sale of power directly to retail customers. The interconnected regional transmission grids will be operated independently, continuing as a federally regulated monopoly. Local transmission and distribution facilities would continue as state-regulated monopolies. This change in the industry is in various stages of development around the United States. The pace and degree of regulation vary from state to state.

        During the past year power supply costs have increased substantially, forcing distribution companies to incur higher costs to operate their electric businesses. As a result, companies have employed several varied tactics to try to control or offset these costs. These tactics include renegotiating prices with power suppliers and attempting to pass increased power costs on to customers through automatic adjustment mechanisms or rate proceedings. Regulators have resisted these efforts in an attempt to avoid a sudden, steep increase in electric rates, known as "rate shock." Pending final resolution of these issues, we will, where appropriate, seek authority to defer these costs in hopes of being allowed to recover them in the future. In addition, distribution companies have disputed past charges from their power suppliers. In Arizona, we are currently disputing with our power supplier the amount of what we believe are excessive power costs charged by our power supplier which, through December 31, 2000, total approximately $57.0 million.

        Our Vermont Electric Division is a member of the Vermont Joint Owners, a consortium of 14 Vermont utilities that has entered into a purchase power agreement with a Canadian power generation facility. The agreement provides for up to 450 MW of power and associated energy to be delivered to Vermont, in varying amounts, between 1990 and 2020. If any member of the consortium defaults on its share of power under the agreement, the remaining members of the consortium are required by "step-up" provisions of the agreement to assume responsibility for a defaulting member's share on a pro-rata basis. Currently the agreement's pricing exceeds market levels, and the Vermont Public Service Board has been unwilling to allow all members of the consortium full recovery through rates of power costs associated with the contract. The Vermont Board's decision has put at least one of the members of the consortium in a precarious financial condition. If the Vermont Board persists in its refusal and thereby forces one or more members of the consortium to default on their obligations under the contract, such default could shift significant additional cost burdens to our Vermont electric division.

        On February 15, 2000, we announced that we had agreed to sell our electric services segment. Our Arizona and Vermont electric divisions were under contract to be sold, but the parties terminated the agreement on March 7, 2001 due to the failure of the proposed purchaser to raise the required financing and obtain the required regulatory approval necessary to meet its obligations under the contract for sale. We intend to pursue the disposition of the Vermont and Arizona electric divisions with alternative buyers.

        In August 2000, the Hawaii Public Utility Commission, or HPUC, denied the application requesting approval of the purchase of our Kauai electric division by the Kauai Island Electric Co-op for $270.0 million in cash including the assumption of certain liabilities. We are considering a variety of options, including the filing of a request for reconsideration of the decision or the filing of a new application. Our agreement for the sale of this division may be terminated if regulatory approval is not received before February 2002.

        In Kauai, historically, we received approximately 13% of our power from a third-party provider. As of January 2001, this third-party provider will no longer provide power due to the closure of their sugar operations. In order to avoid power outages, we have completed negotiations with a new-third party provider for a new purchase power agreement. This agreement is subject to approval by the HPUC. Current forecasts report that Kauai will require additional electrical generating capacity in 2002. As a result, we have entered into a 25-year purchase power agreement with Kauai Power Partners, an independent power producer, to provide firm power by July 2002. This agreement was recently approved by the HPUC.

Water and Wastewater

        Through subsidiaries, we provide water distribution, wholesale water transmission, wastewater treatment, public works consulting and marketing and billing services to approximately 322,200 primarily residential customers in, Arizona, Illinois, California, Pennsylvania, Ohio, and Indiana.

        On October 18, 1999, we announced the agreement to sell our water and wastewater segment to American Water Works, Inc. for $745.0 million in cash and $90.0 million of assumed debt. This transaction is expected to close in the second half of 2001 following the receipt of regulatory approvals. However, our agreement for the sale of this business may be terminated if regulatory approval is not received before September 30, 2001.

Properties

        Our principal offices are located in leased premises in Stamford, Connecticut.

        The operations support office for our ILEC segment is located in Plano, Texas. This facility, which we own, accommodates approximately 1,100 employees and has the acreage necessary for phased expansion up to 750,000 square feet. In addition, our ILEC segment leases and owns office space in various markets throughout the United States.

        The operations support office for our CLEC segment is located in Vancouver, Washington. This building, which we own, is fully occupied. In addition, our CLEC segment leases local office space in various markets throughout the United States, and also maintains a warehouse facility in Portland, Oregon. Our CLEC segment also leases network hub and network equipment installation sites in various locations throughout the areas in which it provides services.

        Our ILEC and CLEC services segments own telephone properties which include: connecting lines between customers' premises and the central offices; central office switching equipment; fiber-optic and microwave radio facilities, buildings and land; and customer premise equipment. The connecting lines, including aerial and underground cable, conduit, poles, wires and microwave equipment, are located on public streets and highways or on privately owned land. We have permission to use these lands pursuant to local governmental consent or lease, permit, franchise, easement or other agreement.

        Our public utilities services segments are administered locally in the principal states in which they operate. Pending the sale of our public utilities services segments, we own:

  •
  gas production, transmission and distribution facilities; electric generation, transmission and distribution facilities;

  •
  water production, treatment, storage, transmission and distribution facilities; and

  •
  wastewater treatment, transmission, collection and discharge facilities.

CITIZENS COMMUNICATIONS CAPITAL TRUST I

        Citizens created the Trust as a statutory business trust under Delaware law. The Trust's business is defined in a trust agreement executed by Citizens, as depositor, and Chase Manhattan Bank USA, National Association, as the Delaware trustee. That trust agreement will be amended when the trust preferred securities are issued. The amended trust agreement will be in substantially the form filed with the Securities and Exchange Commission, or SEC, as an exhibit to the registration statement, of which the prospectus is a part. The amended trust agreement is called the "Trust Agreement" in this prospectus.

        The Trust exists for the purposes of (1) issuing the trust preferred securities to the public, (2) issuing common securities of the Trust to Citizens and (3) using the proceeds from the issuance of the trust preferred securities and the common securities of the Trust to purchase junior subordinated notes of Citizens. The Trust may engage in only those other activities as are necessary, appropriate, convenient or incidental to those purposes. The preferred securities and the common securities of the Trust together are sometimes called the "Trust Securities" in this prospectus.

        The securities trustees—the administrative trustees, the property trustee and the Delaware trustee—will conduct the Trust's business and affairs. Citizens, as the holder of the common securities of the Trust, will appoint the securities trustees. Two of Citizens' officers initially will serve as administrative trustees. The Chase Manhattan Bank will serve as property trustee. Chase Manhattan Bank USA, National Association will serve as Delaware trustee. Citizens, as the holder of all the common securities of the Trust, will have the right to appoint, remove or replace any of the securities trustees, subject to the right of the holders of a majority of the trust preferred securities to appoint a substitute property trustee and Delaware trustee if an event of default with respect to the junior subordinated notes occurs.

        No separate financial statements of the Trust are included in this prospectus. Citizens believes that those statements would not be material to holders of the trust preferred securities because the Trust has no independent operations and the sole purpose of the Trust is investing the proceeds of the sale of its Trust Securities in the junior subordinated notes. Citizens does not expect that the Trust will be filing annual, quarterly or special reports with the SEC.

        The Trust's office address in the State of Delaware is c/o Chase Manhattan Bank USA, National Association, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust will be c/o Citizens, 3 High Ridge Park, Stamford, Connecticut 06905. The Trust's telephone number is (203) 614-5600.

ACCOUNTING TREATMENT

        The Trust will be treated as a subsidiary of Citizens for financial reporting purposes. Accordingly, Citizens' consolidated financial statements will include the accounts of the Trust. The trust preferred securities, along with other trust preferred securities that Citizens guarantees on an equivalent basis, will be presented as a separate line item in Citizens' consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Citizens or Subsidiaries" or under a similar description. Citizens will record distributions that the Trust pays on the trust preferred securities as an expense in its consolidated statement of income.

SELLING STOCKHOLDER

        This prospectus also relates to approximately 9,139,900 shares, or the Resale Shares, of common stock of Citizens that may from time to time be sold by the entity set forth below. An affiliate of Citibank, N.A. purchased shares of common stock in the public markets in connection with an equity repurchase transaction between Citibank, N.A. and us. The shares of common stock were subsequently transferred to Salomon Smith Barney Inc., the selling stockholder and an affiliate of Citibank, N.A.

        The following table states the number of shares of our outstanding common stock that the selling stockholder owns and the number of shares of common stock that may be sold from the account of the selling stockholder in connection with the settlement of the equity repurchase transaction.

Name and Address of Stockholder	Number of shares owned prior to the offering	Number of shares that may be sold in the offering	Number of shares owned after the offering
Salomon Smith Barney Inc. 390 Greenwich Street New York, NY 10013	9,909,066	9,139,900	769,166*

*
This assumes that all shares that may be sold in the offering by the selling stockholder are sold in the offering.

        We will pay all expenses in connection with the registration of the Resale Shares, including brokerage commissions allocable to the sales of the Resale Shares and fees and disbursements of counsel and other representatives of the selling stockholder. We have also agreed to indemnify the selling stockholder and its affiliates for certain matters.

        The selling stockholder and its affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The selling stockholder and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the indenture governing the applicable class of our debt securities. We have filed two forms of indentures, one each for senior debt securities and for subordinated debt securities, with the SEC as exhibits to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indentures. The terms and provisions of the debt securities described below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

        We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt or our subordinated debt. Each series of debt securities we offer will be issued under an indenture between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities. Unless otherwise provided for in the applicable prospectus supplement, the indenture governing our subordinated debt securities will be substantially similar to the indenture governing our senior debt securities other than as to subordination terms.

General Terms of the Indentures

        The indentures do not limit the amount of debt securities that we may issue. Each indenture provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but these types of provisions may be included in the documents that set forth the specific terms of the debt securities. We may issue the debt securities issued under either indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

        The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

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  the title;

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  any limit on the aggregate principal amount;

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  whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

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  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented by a global security;

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  the price or prices at which the debt securities will be issued;

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  the date or dates on which principal is payable;

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  the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

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  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

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  the right, if any, to extend the interest payment periods and the duration of the extensions;

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  our rights or obligations to redeem or purchase the debt securities;

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  any sinking fund provisions;

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  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to conversion or exchange prices or rates;

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  the currency or currencies of payment of principal or interest;

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  the terms applicable to any debt securities issued at a discount from their stated principal amount;

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  the terms, if any, under which any debt securities will rank junior to any of our other debt;

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  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

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  if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us; and

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  any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

Senior Debt Securities

        Senior debt securities will be issued under the senior indenture. Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

  Generally

        Subordinated debt securities will be issued under the subordinated indenture. Payment of the principal of, premium, if any, and interest on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in the prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

  Junior Subordinated Notes

        In connection with the issuance of any trust preferred securities by the Trust, Citizens will issue to the Trust a series of junior subordinated notes. Citizens will also provide a guarantee of obligations of the Trust as described under "Description of the Guarantee". The junior subordinated notes are expected to rank subordinate and junior in right of payment to all of Citizens' indebtedness, which may include other subordinated notes, unless that indebtedness is expressly subordinated to or ranks on a parity with the junior subordinated notes. Specific terms of any junior subordinated notes issued in connection with the issuance of any trust preferred securities will be set forth in a prospectus supplement describing these issuances.

Conversion or Exchange Rights

        Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

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  the conversion or exchange price;

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  the conversion or exchange period;

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  provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

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  events requiring adjustment to the conversion or exchange price;

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  provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

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  any anti-dilution provisions, if applicable.

Events of Default

        Unless otherwise provided for in the applicable prospectus supplement, the term "Event of Default," when used in either indenture, unless otherwise indicated, means any of the following:

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  failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the debt securities, the extension will not be a failure to pay interest;

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  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

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  failure to make sinking fund payments when due;

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  failure to perform other covenants for 90 days after notice that performance was required;

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  events in bankruptcy, insolvency or reorganization of our company; or

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  any other Event of Default provided in the applicable resolution of our Board or supplemental indenture under which we issue a series of debt securities.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

        If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

        Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event, or if any other Event of Default occurs and is continuing involving all of the series of subordinated securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated securities may declare the entire principal amount of all of the series of subordinated securities due and payable immediately.

        If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated securities, as the case may be, may declare the entire principal amount of all debt securities of the affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

        If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

        The indentures impose limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the relevant indenture unless:

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  the holder has previously given to the trustee written notice of default and continuance of such default;

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  the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

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  the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

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  the trustee has not instituted the action within 60 days of the request; and

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  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

        We will be required to file annually with each trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the relevant indenture.

Registered Global Securities

        We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or nominee. In that case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by the registered global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

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  by the depositary for such registered global security to its nominee;

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  by a nominee of the depositary to the depositary or another nominee of the depositary; or

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  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

        We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

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  any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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  ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

        The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the relevant indenture. Except as stated below, owners of beneficial interests in a registered global security:

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  will not be entitled to have the debt securities represented by a registered global security registered in their names;

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  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

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  will not be considered the owners or holders of the debt securities under the relevant indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the relevant indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of our company, the trustee or any other agent of our company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

        We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

        We can discharge or defease our obligations under either indenture or both indentures as stated below or as provided in the applicable prospectus supplement.

        Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the relevant trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

        Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, referred to as "defeasance." We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the relevant indenture, and we may omit to comply with those covenants without creating an event of default under the relevant indenture, referred to as "covenant defeasance." We may effect defeasance and covenant defeasance only if, among other things:

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  we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

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  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (i) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (ii) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based thereon, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance had occurred; and

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  in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

        Although we may discharge or decrease our obligations under an indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

        Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

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  secure any debt securities;

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  evidence the assumption by a successor corporation of our obligations;

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  add covenants for the protection of the holders of debt securities;

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  cure any ambiguity or correct any inconsistency in the relevant indenture;

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  establish the forms or terms of debt securities of any series; and

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  evidence and provide for the acceptance of appointment by a successor trustee.

        The indentures also provide that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the relevant indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

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  extend the final maturity of any debt security;

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  reduce the principal amount or premium, if any;

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  reduce the rate or extend the time of payment of interest;

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  reduce any amount payable on redemption;

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  change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

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  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

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  impair the right to institute suit for the enforcement of any payment on any debt security when due; or

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  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the relevant indenture.

Concerning the Trustee

        The indentures provide that there may be more than one trustee under each indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities under an indenture, each trustee will be a trustee under the relevant indenture separate and apart from the trust administered by any other trustee under the same indenture or any other indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the relevant indenture. Any trustee under the relevant indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the relevant trustee for such series at an office designated by such trustee in New York, New York.

        If any trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security otherwise. Any trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

        The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the relevant trustee concerning the applicable series of debt securities, provided that the direction:

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  would not conflict with any rule of law or with the relevant indenture;

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  would not be unduly prejudicial to the rights of another holder of the debt securities; and

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  would not involve any trustee in personal liability.

        The indentures provide that in case an Event of Default shall occur, not be cured and be known to any trustee, the relevant trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. No trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities, unless the holders shall have offered to the trustee security and indemnity satisfactory to that trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

        The indentures provide that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the relevant indenture.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.25 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2001, there were 266,485,914 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Voting Rights

        The holders of common stock are entitled to one vote per share and are entitled to vote upon all matters that come before the stockholders, including the election of directors.

        Only those holders of our common stock that, as of any relevant date, would be entitled to elect a director at the next annual meeting of stockholders, may remove a director. Our directors may be removed, with or without cause. Vacancies in a directorship may be filled by:

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  the majority of directors then in office, except in vacancies resulting from the removal of directors by stockholders; or

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  the vote of the holders of the common stock, as of the date such vacancy is filled, entitled to elect such director at the next annual meeting of stockholders.

Dividends

        Holders of common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of outstanding preferred stock. We may not make any dividend or distribution to any holder of common stock unless simultaneously with the dividend or distribution we make the same dividend or distribution with respect to each outstanding share of common stock.

Liquidation

        In the event of our liquidation, after payment of our debts and other liabilities and after making provision for the holders of preferred stock, if any, our remaining assets will be distributable ratably among the holders of common stock.

Other Provisions

        The holders of our common stock are not entitled to preemptive rights. All outstanding shares of common stock are, and all shares of common stock offered hereby when issued will be upon payment therefor, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without any further action by our stockholders to issue from time to time shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if our board of directors authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock.

General

Certificate of Incorporation and By-laws

        Stockholders' rights and related matters are governed by the Delaware General Corporation Law and our certificate of incorporation and by-laws. The terms of our restated certificate of incorporation and our by-laws are more detailed than the general information provided in connection with the description of our capital stock or otherwise in this prospectus. Therefore, you should carefully consider the actual provisions of these documents.

Limitation of Directors' Liability

        Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

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  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law; or

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  for any transaction from which the director derived an improper personal benefit.

        The effect of these provisions will be to eliminate our rights and our stockholders' rights, through stockholders' derivatives suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her duty of care.

Transfer Agent

        The Transfer Agent and Registrar for our common stock is the Illinois Stock Transfer Company.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of selected provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

        The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following:

  •
  the title of the debt warrants;

  •
  the offering price for the debt warrants, if any;

  •
  the aggregate number of the debt warrants;

  •
  the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

  •
  if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

  •
  the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

  •
  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

  •
  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

  •
  information with respect to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  the antidilution provisions of the debt warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the debt warrants; and

  •
  any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants

        The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock or preferred stock purchasable upon exercise of the warrants;

  •
  if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each offered security;

  •
  if applicable, the date from and after which the warrants and any offered securities issued with them will be separately transferable;

  •
  the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  the antidilution provisions of the warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

        The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ and supersede some or all of the terms presented below.

General

        We may elect to offer fractional interests in shares of preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent a fractional interest in a share of the relevant series of preferred stock, as described in the relevant prospectus supplement, of a share of preferred stock.

        The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

        Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

        Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts, but not in definitive form.

        Definitive depositary receipts will be prepared without unreasonable delay and the temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to the depositary shareholders of record.

        If there is a distribution other than in cash, the depositary will distribute property to the depositary shareholders of record on a pro rata basis, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our consultation, adopt a method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from that sale to the concerned holders.

        Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

        Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares will not afterward be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

Redemption; Liquidation

        The terms on which the depositary shares relating to the preferred stock of any series may be redeemed and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Conversion

        The depositary shares, as such, are not convertible or exchangeable into our common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares.

Voting

        Upon receiving notice of any meeting at which preferred stockholders of any series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in that notice to the depositary shareholders of record relating to that series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take actions we deem necessary to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that series of preferred stock, it will abstain from voting those preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

Amendment and Termination of Deposit Agreement

        The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by us and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

  •
  we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

  •
  all preferred stock of the relevant series has been withdrawn;

  •
  there has been a final distribution in respect of the relevant series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the relevant depositary shareholders;

  •
  all outstanding depository shares have been converted into or exchanged for other securities; or

  •
  upon determination by Citizens to terminate the deposit agreement.

Charges of Depositary

        We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

        Each depositary will forward to the relevant depositary shareholders all reports and communications that we are required to furnish to our preferred stockholders.

        Neither any depositary nor Citizens will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent, and on documents believed to be genuine.

Title

        We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The following description of the trust preferred securities is only a summary and is not intended to be comprehensive.

General

        The Trust Agreement authorizes the administrative trustees to issue the trust preferred securities and the trust common securities on behalf of the Trust. For additional information you should refer to the Trust Agreement. The form of the Trust Agreement is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

        The prospectus supplement describing the trust preferred securities will disclose the specific terms related to the offering, including the price or prices at which the trust preferred securities to be offered will be issued. Those terms will include some or all of the following:

  •
  the number of trust preferred securities;

  •
  the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

  •
  the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

  •
  the amount that will be paid out of the assets of the Trust to the holders of the trust preferred securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

  •
  any obligation that the Trust has to purchase or redeem the trust preferred securities and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

  •
  any voting rights of the trust preferred securities that are in addition to those legally required, including any right that the holders of the trust preferred securities have to approve certain actions under or amendments to the trust agreement;

  •
  any right that the Trust has to defer distributions on the trust preferred securities in the event that Citizens extends the interest payment period on the junior subordinated notes;

  •
  any other rights, preferences, privileges, limitations or restrictions upon the trust preferred securities; and

  •
  Citizens will guarantee the trust preferred securities to the extent described below under the caption "Description of the Guarantee."

The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the trust preferred securities.

DESCRIPTION OF GUARANTEE

        In connection with the issuance of trust preferred securities by the Trust and junior subordinated notes to the Trust by Citizens, Citizens will execute the guarantee for the benefit of the holders of the preferred securities of the Trust. The Chase Manhattan Bank will act as guarantee trustee. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.

        The following description of the guarantee is only a summary and is not intended to be comprehensive. The form of guarantee is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

General

        Citizens will irrevocably and unconditionally agree under the guarantee to pay in full the guarantee payments that are defined below, to the extent specified in the guarantee, to the holders of the trust preferred securities, to the extent that the guarantee payments are not paid by or on behalf of the Trust. Citizens is required to pay the guarantee payments to the extent specified in the guarantee regardless of any defense, right of set-off or counterclaim that Citizens may have or may assert against any person.

        The following payments and distributions on the trust preferred securities of the Trust are guarantee payments:

  •
  any acquired and unpaid distributions required to be paid on the trust preferred securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

  •
  the redemption price for any trust preferred securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

  •
  upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of junior subordinated notes to the holders of trust preferred securities or the redemption of all the trust preferred securities, the lesser of:

  •
  the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

  •
  the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities of the Trust in liquidation of the Trust.

        Citizens may satisfy its obligation to make a guarantee payment by making that payment directly to the holders of the trust preferred securities or by causing the Trust to make the payment to those holders.

        The guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

        If Citizens does not make the required payments on the junior subordinated notes held by the Trust, the Trust will not make the payments on the trust preferred securities.

Subordination

        Citizens' obligations under the guarantee will be unsecured obligations of Citizens. Those obligations will rank:

  •
  subordinate and junior in right of payment to all of Citizens' other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

  •
  equal in priority with Citizens' preferred stock and similar guarantees, and

  •
  senior to Citizens' common stock.

        The guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Citizens, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

        The terms of the trust preferred securities are expected to provide that each holder of the trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee.

Amendments

        Citizens may amend the guarantee without the consent of any holder of the trust preferred securities if the amendment does not materially and adversely affect the rights of those holders. Citizens may otherwise amend the guarantee with the approval of 66 2/3% of the outstanding trust preferred securities.

Termination

        The guarantee will terminate and be of no further effect when:

  •
  the redemption price of the trust preferred securities is fully paid;

  •
  Citizens distributes the junior subordinated notes to the holders of the trust preferred securities; or

  •
  the amounts payable upon liquidation of the Trust are fully paid.

        The guarantee will remain in effect or will be reinstated if at any time any holder the trust preferred securities must restore payment of any sums paid to that holder with respect to the trust preferred securities or under the guarantee.

Events of Default

        An event of default will occur under the guarantee if Citizens fails to perform any of its payment obligations under the guarantee. The holders of a majority of the trust preferred securities may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities. The guarantee trustee is obligated to enforce the guarantee for the benefit of the holders of the trust preferred securities if an event of default occurs under the guarantee.

        The holders of a majority of the trust preferred securities of the guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under the guarantee. Any holder of the trust preferred securities may institute a legal proceeding directly against Citizens to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

The Guarantee Trustee

        The Chase Manhattan Bank is the guarantee trustee. It is also the property trustee, the subordinated indenture trustee, and the senior indenture trustee. Citizens and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Citizens and certain of its affiliates are outstanding.

        The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. If an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee is under no obligation to exercise any of its powers under the guarantee at the request of any holder of the trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

Agreement as to Expenses and Liabilities

        Citizens will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that Citizens will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay the holders of the trust preferred securities or other similar interests in the Trust the amounts due to the holders under the terms of the trust preferred securities or those similar interests.

PLAN OF DISTRIBUTION

        We may sell securities directly to purchasers, through agents, to dealers, to underwriters or in any combination of these ways. Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933. Any underwriter or agent will be identified, and any compensation received from us will be described in the prospectus supplement relating to those securities.

        We may directly solicit offers to purchase securities or designate agents to do so. Any agent will be named, and any commissions payable by us to such agent, or the method by which commissions can be determined, will be described, in the applicable prospectus supplement. If we use underwriters or dealers in a sale, the securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may resell the securities from time to time in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase all the securities of the series offered will be subject to customary conditions and the underwriters will be obligated to purchase all the securities of the series offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may authorize underwriters, dealers and agents to solicit offers by institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  •
  that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  •
  that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

        We may have agreements with agents, dealers and underwriters to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Agents, dealers or underwriters may engage in transactions with or perform services for us in the ordinary course of business.

        This prospectus also relates to the offer and sale from time to time by the selling stockholder identified in the section entitled "Selling Stockholder" and its respective pledgees, donees and other successors in interest of up to approximately 9,139,900 shares of Citizens common stock in the aggregate. We refer to such shares as the Resale Shares. The Resale Shares may be sold from time to time by the selling stockholder. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on any national securities exchange or automated interdealer quotation system on which shares of Citizens common stock are then listed, including the New York Stock Exchange, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the Resale Shares may be sold through brokers acting on behalf of the selling stockholder or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the selling stockholder and may receive commissions from the purchasers of such Resale Shares for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved. The selling stockholder may offer to sell and may sell shares of our common stock in options transactions or deliver such shares to cover short sales "against the box." If necessary, a supplemental or amended prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the selling stockholder and/or purchasers of the Resale Shares may arrange for other brokers or dealers to participate. In addition, any of the Resale Shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

        If the Resale Shares are sold in an underwritten offering, the Resale Shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell Resale Shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of the Resale Shares for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved.

        Citizens has agreed to pay all expenses in connection with the registration of the Resale Shares, including brokerage commissions allocable to the sale of the Resale Shares and fees and disbursements of counsel and other representatives of the selling stockholder.

        The number of Resale Shares that may be actually sold by the selling stockholder will be determined by the selling stockholder, and may depend upon a number of factors, including, among other things, the market price of our common stock. Because the selling stockholder may offer all, some or none of the Resale Shares, and because the offering contemplated by this prospectus is currently not being underwritten, no estimate can be given as to the number of Resale Shares that will be held by the selling stockholder upon or prior to termination of this offering. Accordingly, there can be no assurance that the selling stockholder will sell any or all of the Resale Shares.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on their public reference rooms and their copy charges, as well as the SEC's Public Reference Section's charges for mailing copies of the documents we have filed. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that file electronically with the SEC.

        Our common stock is listed on the New York Stock Exchange and any reports, proxy and information statements and other information we file with the SEC may also be inspected and copied at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

        Some of the information that you may want to consider in deciding whether to invest in any of our securities is not included in this prospectus, but rather is incorporated by reference to specific reports that we have filed with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 001-11001) and are incorporating them by reference into this prospectus:

  •
  Annual Report on Form 10-K of Citizens Communications Company for the year ended December 31, 2000 and filed with the SEC on March 9, 2001;

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on May 7, 2001, including the audited financial statements of the selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 2000 and 1999 for each of the years in the three year period ended December 31, 2000 and pro forma financial information;

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 27, 2001 including our press release announcing the approval by the New York Public Service Commission of the purchase of Global Crossing Ltd.'s local exchange carrier business (the Frontier ILEC businesses);

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on April 25, 2001, including our press release announcing the approval by the Louisiana Public Service Commission on April 23, 2001 of the sale to Atmos Energy Corporation of the LGS Natural Gas Company Subsidiary and the Louisiana Gas Service Company division;

  •
  Current Report on Form 8-K of Citizens Communication Company filed with the SEC on April 4, 2001, including our press release announcing the offering of $3.0 billion worth of debt and equity securities under a shelf registration statement;

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 29, 2001, including the audited financial statements of selected US WEST exchanges and the Frontier ILEC businesses as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and the unaudited financial statements for the nine months ended September 30, 2000 and 1999 and pro forma financial information;

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on March 8, 2001, including our press release announcing fourth quarter results and including our financial and operating data tables;

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on February 13, 2001, including financial statements of the GTE combined entities as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and financial statements of Contel of Minnesota, Inc. for the eight months ended August 31, 2000 and 1999, and pro forma financial information; and

  •
  Current Report on Form 8-K of Citizens Communications Company filed with the SEC on November 14, 2000, including the audited financial statements of the GTE combined entities and Contel of Minnesota, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and for the six months ended June 30, 2000 and 1999 and pro forma financial information.

        We also incorporate by reference all documents subsequently filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.

        We will provide you, upon written or oral request, with a copy of any of these documents, at no cost. You should direct your request, either in writing or by telephone, to

Citizens Communications Company
3 High Ridge Park, Stamford, Connecticut 06905
Attn.: Office of the Secretary
Telephone 203-614-5600.

LEGAL MATTERS

        The legality of securities issued by Citizens offered hereby will be passed upon by Winston & Strawn, 200 Park Avenue, New York, New York, counsel for Citizens and for any underwriters by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York.

        Richards, Layton & Finger, P.A., special Delaware counsel to the Trust, will issue an opinion concerning certain matters of Delaware law relating to the validity of the trust preferred securities on behalf of the Trust. In giving their respective opinions, Winston & Strawn and Simpson Thacher & Bartlett may rely as to certain matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A.

EXPERTS

        Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this prospectus from our Annual Report on Form 10-K, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of the GTE combined entities as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus from our Current Report on Form 8-K filed November 14, 2000, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Contel of Minnesota, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports dated January 27, 2000 and January 28, 1999 have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The special purpose financial statements of the selected, assets, liabilities and parent's equity of Qwest Communications International Inc.'s, formerly US WEST, Inc., selected Qwest exchanges, formerly selected US WEST exchanges, as of December 31, 2000 and 1999 and the related statements of revenue and expenses and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from our Current Report on Form 8-K filed on May 7, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated by reference in reliance upon the report of said firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of the Frontier ILEC businesses as of December 31, 1999 and 2000, for the year ended December 31, 2000, the nine-month period ended September 30, 1999 and the three-month period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, incorporated in this registration statement by reference to Citizens Communications Company's Current Report on Form 8-K of dated March 29, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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Prospectus Supplement
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SUMMARY
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
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ABOUT THIS PROSPECTUS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CITIZENS COMMUNICATIONS COMPANY
Telecommunications Services
Public Utilities Services
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CITIZENS COMMUNICATIONS CAPITAL TRUST I
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DESCRIPTION OF DEBT SECURITIES
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